Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The selected consolidated financial data set forth below should be read in conjunction with Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements of the Company and in the Notes to Consolidated Financial Statements included herein under Item 8., “Financial Statements and Supplementary Data”.

	Year Ended December 31,
In millions, except per share amounts	2006	2005	2004	2003	2002

Statement of Operations Data:
Net Sales	$2,321.7	$2,294.3	$2,295.5	$1,591.6	$1,170.8
Income from Operations	93.8	86.5	111.6	98.7	131.4
Loss from Continuing Operations	(97.4)	(90.1)	(63.2)	(100.7)	(55.5)
(Loss) Income from Discontinued Operations, Net of Taxes	(3.1)	(1.0)	2.3	5.0	6.5
Net Loss (a)	(100.5)	(91.1)	(60.9)	(95.7)	(49.0)
(Loss) Income Per Share — Basic
Continuing Operations	(0.48)	(0.45)	(0.32)	(0.68)	(0.48)
Discontinued Operations	(0.02)	(0.01)	0.01	0.03	0.05
Total	(0.50)	(0.46)	(0.31)	(0.65)	(0.43)
(Loss) Income Per Share — Diluted
Continuing Operations	(0.48)	(0.45)	(0.32)	(0.68)	(0.48)
Discontinued Operations	(0.02)	(0.01)	0.01	0.03	0.05
Total	(0.50)	(0.46)	(0.31)	(0.65)	(0.43)
Weighted average number of shares outstanding:
Basic	201.1	200.0	198.9	148.3	115.1
Diluted	201.1	200.0	198.9	148.3	115.1
Balance Sheet Data:
(as of period end)
Cash and Equivalents	$7.3	$12.7	$7.3	$17.5	$13.8
Total Assets	3,233.6	3,356.0	3,465.3	3,612.0	2,251.2
Total Debt	1,922.7	1,978.3	2,025.2	2,154.6	1,528.4
Total Shareholders’ Equity	181.7	268.7	386.9	438.4	87.8
Additional Data:
Depreciation & Amortization	$188.5	$198.8	$223.1	$154.6	$129.0
Capital Spending (b)	94.5	110.8	149.1	136.6	56.0
Research, Development and Engineering Expense	10.8	9.2	8.7	6.6	4.5

Notes:

(a)	For the years ended December 31, 2003 and 2002, the Company recorded a Loss on Early Extinguishment of Debt of $45.3 million and $11.5 million, respectively, net of applicable tax.

(b)	Includes capitalized interest and amounts invested in packaging machinery.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

This management’s discussion and analysis of financial conditions and results of operation is intended to provide investors with an understanding of the Company’s past performance, its financial condition and its prospects. The following will be discussed and analyzed:

Overview of Business

Overview of 2006 Results

Results of Operations

Financial Condition, Liquidity and Capital Resources

Critical Accounting Policies

New Accounting Standards

Business Outlook

OVERVIEW OF BUSINESS

The Company’s objective is to strengthen its position as a leading provider of paperboard packaging solutions. To achieve this objective, the Company offers customers its paperboard, cartons and packaging machines, either as an integrated solution or separately. The Company is also implementing strategies (i) to expand market share in its current markets and to identify and penetrate new markets; (ii) to capitalize on the Company’s customer relationships, business competencies, and mills and converting assets; (iii) to develop and market innovative products and applications; (iv) and to continue to reduce costs by focusing on operational improvements. The Company’s ability to fully implement its strategies and achieve its objective may be influenced by a variety of factors, many of which are beyond its control, such as inflation of raw material and other costs, which the Company cannot always pass through to its customers, and the effect of overcapacity in the worldwide paperboard packaging industry.

Significant Factors That Impact The Company’s Business

Impact of Inflation.  The Company’s cost of sales consists primarily of energy (including natural gas, fuel oil and electricity), pine pulpwood, hardwood, chemicals, recycled fibers, purchased paperboard, paper, aluminum foil, ink, plastic films and resins, depreciation expense and labor. The Company continues to be negatively impacted by inflationary pressures which increased year over year costs by $67.0 million, $93.6 million and $49.0 million in 2006, 2005, and 2004, respectively. The 2006 costs are primarily related to chemical-based inputs ($10.0 million); fiber, outside board purchases and corrugated shipping containers ($4.1 million); energy ($35.0 million); labor and related benefits ($10.8 million); freight ($4.4 million); and other ($2.7 million). The Company has entered into contracts designed to manage risks associated with future variability in cash flows caused by changes in the price of natural gas. The Company has hedged approximately 50% and 5% of its expected natural gas usage for the years 2007 and 2008, respectively. The Company believes that inflationary pressures, including higher costs for fiber, wood and chemical-based inputs will continue to negatively impact its results for 2007. Since negotiated sales contracts and the market largely determine the pricing for its products, the Company is at times limited in its ability to raise prices and pass through to its customers any inflationary or other cost increases that the Company may incur, thereby further exacerbating the inflationary problems.

Substantial Debt Obligations.  The Company has $1,922.7 million of outstanding debt obligations as of December 31, 2006. This debt can have significant consequences for the Company, as it requires a significant portion of cash flow from operations to be used for the payment of principal and interest, exposes the Company to the risk of increased interest rates and restricts the Company’s ability to obtain additional financing. Covenants in the Company’s Senior Secured Credit Agreement also prohibit or restrict, among other things, the disposal of assets, the incurrence of additional indebtedness (including guarantees) and payment of dividends, loans or advances and certain other types of transactions. These restrictions could limit the Company’s flexibility to respond to changing market conditions and competitive pressures. The covenants also require compliance with certain financial ratios. The Company’s ability to comply in future periods with the financial covenants will depend on its ongoing financial and operating performance, which in turn will be subject to many other factors, many of which are beyond the Company’s control. See “Financial Condition, Liquidity and Capital Resources — Liquidity and Capital Resources” and “— Covenant Restrictions” for additional information regarding the Company’s debt obligations.

Commitment to Cost Reduction.  In light of increasing margin pressure throughout the paperboard packaging industry, the Company has programs in place that are designed to reduce costs, improve productivity and increase profitability. The Company utilizes a global continuous improvement initiative that uses statistical process control to help design and manage many types of activities, including production and maintenance. This includes a Six Sigma process focused on reducing variable and fixed manufacturing and administrative costs. During 2006, the Company achieved $45.0 million in cost savings through its continuous improvement programs and manufacturing initiatives.

Competition and Market Factors.  As some products can be packaged in different types of materials, the Company’s sales are affected by competition from other manufacturers’ coated unbleached kraft paperboard, or CUK board, and other substrates — solid bleached sulfate, or SBS, recycled clay coated news, or CCN, and, internationally, white lined chipboard, or WLC. Substitute products also include shrink film and corrugated containers. In addition, the Company’s sales historically are driven by consumer buying habits in the markets its customers serve. New product introductions and promotional activity by the Company’s customers and the Company’s introduction of new packaging products also impacted its sales. The Company’s containerboard business is subject to conditions in the cyclical worldwide commodity paperboard markets, which have a significant impact on containerboard sales. In addition, the Company’s net sales, income from operations and cash flows from operations are subject to moderate seasonality, with demand usually increasing in the spring and summer due to the seasonality of the worldwide beverage multiple packaging markets.

The Company works to maintain market share through efficiency, product innovation and strategic sourcing to its customers; however, pricing and other competitive pressures may occasionally result in the loss of a customer relationship.

OVERVIEW OF 2006 RESULTS

This management’s discussion and analysis contains an analysis of Net Sales, Income from Operations and other information relevant to an understanding of results of operations. To enhance the understanding of continuing operations, this discussion and analysis excludes discontinued operations for all periods presented. Information on discontinued operations can be found in Note 18 — Discontinued Operations in the Notes to Consolidated Financial Statements included herein under Item 8. “Financial Statements and Supplementary Data”.

•	Net Sales in 2006 increased by $27.4 million, or 1.2%, to $2,321.7 million from $2,294.3 million in 2005 due primarily to improved pricing for North American food and consumer product cartons, containerboard and open market roll stock, product mix in the North American beverage carton market and an increase in international beverage market sales as a result of higher unit volumes. These increases were offset by lower volumes in both the open market roll stock and North American food and consumer product carton markets.

•	Income from Operations in 2006 increased by $7.3 million, or 8.4%, to $93.8 million from $86.5 million in 2005 due to the improved pricing, worldwide cost reductions and manufacturing improvements, as well as lower Corporate expenses. These increases were partially offset by higher inflation and manufacturing costs, specifically at the Company’s West Monroe mill.

•	Cost savings of approximately $45 million helped offset inflation of approximately $67 million.

•	Debt decreased by $55.6 million during 2006.

RESULTS OF OPERATIONS

Segment Information

The Company reports its results in two business segments: paperboard packaging and containerboard/other. Business segment information is as follows:

	Year Ended December 31,
In millions	2006	2005	2004

NET SALES:
Paperboard Packaging	$2,227.1	$2,208.1	$2,200.2
Containerboard/Other	94.6	86.2	95.3

Total	$2,321.7	$2,294.3	$2,295.5

INCOME (LOSS) FROM OPERATIONS:
Paperboard Packaging	$146.9	$161.3	$207.3
Containerboard/Other	(17.9)	(16.1)	(21.6)
Corporate	(35.2)	(58.7)	(74.1)

Total	$93.8	$86.5	$111.6

2006 COMPARED WITH 2005

Net Sales

The components of the change in Net Sales are as follows:

	Year Ended					Year Ended
	December 31,	Variances				December 31,
In millions	2005	Price	Volume/Mix	Exchange	Total	2006

Net Sales	$2,294.3	33.0	(4.3)	(1.3)	27.4	$2,321.7

Paperboard Packaging

The Company’s Net Sales from paperboard packaging in 2006 increased by $19.0 million, or 0.9%, to $2,227.1 million from $2,208.1 million in 2005 due primarily to improved pricing and product mix in the North American food and consumer product carton markets. Also contributing to the increase was favorable product mix in the North American beverage market. These increases were partially offset by unfavorable mix in Europe and lower volumes in the North American food and consumer product carton markets. Additionally, improved pricing in open market roll stock and Asia were completely offset by lower volumes.

Containerboard/Other

The Company’s Net Sales from containerboard/other in 2006 increased by $8.4 million, or 9.7%, to $94.6 million from $86.2 million in 2005 due primarily to improved pricing in the containerboard medium and liner markets as well as increased volumes of liner and rollstock. These increases were partially offset by unfavorable product mix for liner and medium.

Income (Loss) from Operations

The components of the change in Income (Loss) from Operations are as follows:

	Year Ended							Year Ended
	December 31,	Variances						December 31,
In millions	2005	Price	Volume/Mix	Inflation	Exchange	Other(a)	Total	2006

Income (Loss) from Operations	$86.5	33.0	(4.3)	(67.0)	6.7	38.9	7.3	$93.8

Note:

(a)	Includes the benefits from the Company’s cost reduction initiatives

Paperboard Packaging

The Company’s Income from Operations from paperboard packaging in 2006 decreased by $14.4 million, or 8.9%, to $146.9 million from $161.3 million in 2005 due primarily to inflationary pressures primarily on energy, chemical-based inputs, freight, labor and related benefits and higher manufacturing costs, primarily at the Company’s West Monroe, LA mill. These costs include an initiative to upgrade the mill’s preventive maintenance program, the conversion of the mill’s primary boiler to allow for the burning of bark which will in turn lower energy costs, the mill’s bi-annual maintenance cold outage and an unexpected failure in a major turbine generator earlier in the year. The cold outage was expanded to include an overhaul of the clarifier, a key piece of the mill’s effluent system. These decreases were partially offset by worldwide cost reductions resulting from the Company’s cost reduction initiatives, the improved pricing in the North American food and consumer product carton markets and improved manufacturing performance at the Company’s other mills and converting operations.

Containerboard/Other

The Company’s Loss from Operations from containerboard/other was $17.9 million in 2006 compared to a loss of $16.1 million in 2005. This change of $1.8 million was due primarily to inflationary pressures partially offset by the improved pricing in the containerboard medium markets.

Corporate

The Company’s Loss from Operations from corporate was $35.2 million in 2006 compared to a loss of $58.7 million in 2005. This $23.5 million improvement was due primarily to lower merger related expenses, primarily related to the conversion to the SAP system in 2005, lower consulting fees and expenses related to Sarbanes-Oxley compliance efforts and gains on foreign currency transactions. Offsetting these improvements was the 2005 benefit recorded of $4.5 million relating to the settlement of a lawsuit.

INTEREST INCOME, INTEREST EXPENSE, INCOME TAX EXPENSE, AND EQUITY IN NET EARNINGS OF AFFILIATES

Interest Income

Interest Income was $0.6 million in both 2006 and 2005.

Interest Expense

Interest Expense increased by $15.6 million to $172.0 million in 2006 from $156.4 million in 2005, due to higher interest rates on the unhedged portion of the Company’s floating rate debt.

Income Tax Expense

During 2006, the Company recognized Income Tax Expense of $20.8 million on Loss before Income Taxes and Equity in Net Earnings of Affiliates of $77.6 million. During 2005, the Company recognized Income Tax Expense of $22.0 million on Loss before Income Taxes and Equity in Net Earnings of Affiliates of $69.3 million. Income Tax Expense for 2006 and 2005 primarily relates to the noncash expense associated with the amortization of goodwill for tax purposes, benefits related to losses in certain foreign countries and tax withholding in foreign jurisdictions.

Equity in Net Earnings of Affiliates

Equity in Net Earnings of Affiliates was $1.0 million in 2006 and $1.2 million in 2005 and is related to the Company’s equity investment in the joint venture Rengo Riverwood Packaging, Ltd. (“Rengo”).

2005 COMPARED WITH 2004

Net Sales

The components of the change in Net Sales are as follows:

	Year Ended					Year Ended
	December 31,	Variances				December 31,
In millions	2004	Price	Volume/Mix	Exchange	Total	2005

Net Sales	$2,295.5	12.1	(16.2)	2.9	(1.2)	$2,294.3

Paperboard Packaging

The Company’s Net Sales from paperboard packaging in 2005 increased by $7.9 million, or 0.4%, to $2,208.1 million from $2,200.2 million in 2004 due primarily to a 5.9% increase in North American food and consumer product carton sales as a result of higher unit volumes and increased pricing. These increases were somewhat offset by lower volumes in North American open market rollstock sales and lower volumes in the international food and consumer product markets as well as lower pricing in North American beverage carton markets as a result of increased market competitiveness.

Containerboard/Other

The Company’s Net Sales from containerboard/other in 2005 decreased by $9.1 million, or 9.5%, to $86.2 million from $95.3 million in 2004 due primarily to lower linerboard sales as a result of producing coated board in place of containerboard tons. This additional coated board was utilized in the production of food and consumer product cartons. This decrease was somewhat offset by improved pricing in the containerboard medium and linerboard markets.

Income (Loss) from Operations

The components of the change in Income (Loss) from Operations are as follows:

	Year Ended							Year Ended
	December 31,	Variances						December 31,
In millions	2004	Price	Volume/Mix	Inflation	Exchange	Other(a)	Total	2005

Income (Loss) from Operations	$111.6	12.1	2.6	(93.6)	(2.8)	56.6	(25.1)	$86.5

Note:

(a)	Includes the benefits from the Company’s cost reduction initiatives.

Paperboard Packaging

The Company’s Income from Operations from paperboard packaging in 2005 decreased by $46.0 million, or 22.2%, to $161.3 million from $207.3 million in 2004 due primarily to inflationary pressures primarily on chemical-based inputs, fiber, outside board purchases and corrugated shipping containers, energy, labor and related benefits and freight; and the lower pricing in North American beverage carton markets as a result of increased market competitiveness. These decreases were somewhat offset by worldwide cost reductions resulting from the Company’s cost reduction initiatives, improved volume and pricing in the North American food and consumer product carton markets and lower depreciation expense.

Containerboard/Other

The Company’s Loss from Operations from containerboard/other was $16.1 million in 2005 compared to a loss of $21.6 million in 2004. This $5.5 million improvement was due primarily to improved pricing in the containerboard medium and linerboard markets.

Corporate

The Company’s Loss from Operations from corporate was $58.7 million in 2005 compared to a loss of $74.1 million in 2004. This $15.4 million improvement was due primarily to lower amortization expense of Merger related intangibles of $15.3 million and a $4.5 million benefit relating to the settlement of a lawsuit, somewhat offset by higher consulting fees in 2005.

INTEREST INCOME, INTEREST EXPENSE, INCOME TAX EXPENSE AND EQUITY IN NET EARNINGS OF AFFILIATES

Interest Income

Interest Income increased by $0.1 million to $0.6 million in 2005 from $0.5 million in 2004.

Interest Expense

Interest Expense increased by $8.3 million to $156.4 million in 2005 from $148.1 million in 2004, due to higher interest rates on the unhedged portion of the Company’s floating rate debt. The increase was somewhat offset by lower average debt balances in 2005 and a 25 basis point reduction in interest charged during 2005 on the Term Loan Facility as a result of the first amendment to the Company’s Senior Secured Credit Agreement (as defined herein).

Income Tax Expense

During 2005, the Company recognized Income Tax Expense of $22.0 million on Loss before Income Taxes and Equity in Net Earnings of Affiliates of $69.3 million. During 2004, the Company recognized Income Tax Expense of $28.6 million on Loss before Income Taxes and Equity in Net Earnings of Affiliates of $36.0 million. Income Tax Expense for 2005 and 2004 was primarily due to the noncash expense associated with the amortization of goodwill for tax purposes, valuation allowance adjustments and tax withholding in foreign jurisdictions.

Equity in Net Earnings of Affiliates

Equity in Net Earnings of Affiliates was $1.2 million in 2005 and $1.4 million in 2004 and related to the Company’s equity investment in Rengo.

DISCONTINUED OPERATIONS

On October 16, 2007, Graphic Packaging International Holding Sweden AB (the “Seller”), an indirect wholly-owned subsidiary of the Company, entered into a Sale and Purchase Agreement with Lagrumment December nr 1031 Aktiebolg, a company organized under the laws of Sweden that will be renamed Fiskeby International Holding AB (the “Purchaser”), and simultaneously completed the transactions contemplated by such agreement. Pursuant to such Purchase and Sales Agreement, the Purchaser will acquire all of the outstanding shares of Graphic Packaging International Sweden (“GP-Sweden”). GP-Sweden and its subsidiaries are in the business of developing, manufacturing and selling paper and packaging boards made from recycled fiber. The Sale and Purchase Agreement specifies that the purchase price is $8.6 million and contains customary representations and warranties of the Seller.

The Purchaser is affiliated with Jeffrey H. Coors, the Vice Chairman and a member of the Board of Directors of the Company. The Seller undertook the sale of GP-Sweden to the Purchaser after a thorough exploration of strategic alternatives with respect to GP-Sweden. The transactions contemplated by the Sale and Purchase Agreement were approved by the Audit Committee of the Board of Directors of the Company pursuant to its Policy Regarding Related Party Transactions and by the full Board of Directors other than Mr. Coors.

In accordance with the FASB SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying value of these assets may exceed their current fair values. During the third quarter of 2007, the Company recognized an impairment charge of $25.2 million relating to GP-Sweden. The Company’s plan to sell the operations led to the testing for impairment of long-lived assets. The fair value of the impaired assets was determined based on selling price less cost to sell. The impairment charge is reflected as a component of (Loss) Income from Discontinued Operations on the Condensed Consolidated Statements of Operations.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

The Company broadly defines liquidity as its ability to generate sufficient funds from both internal and external sources to meet its obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

Cash Flows

Cash and Equivalents decreased by $5.4 million in 2006. Cash provided by operating activities in 2006 totaled $136.6 million, compared to $169.1 million in 2005. This reduction was principally due to higher net loss, lower depreciation and amortization and a reduction of operating assets and liabilities. Depreciation and amortization during 2006 totaled $196.0 million. Cash used in investing activities in 2006 totaled $85.7 million, compared to $114.2 million in 2005. This year over year change was principally due to lower purchases of property, plant and equipment of $16.3 million (see “Capital Investment”) and proceeds received for the sales of assets. Cash used in financing activities in 2006 totaled $56.6 million, compared to $49.1 million in 2005. This change was principally due to higher debt repayments in 2006.

Liquidity and Capital Resources

The Company’s liquidity needs arise primarily from debt service on its substantial indebtedness and from the funding of its capital expenditures, ongoing operating costs and working capital.

Long-Term Debt consisted of the following:

	At December 31,
In millions	2006	2005

Senior Notes with interest payable semi-annually at 8.5%, payable in 2011	$425.0	$425.0
Senior Subordinated Notes with interest payable semi-annually at 9.5%, payable in 2013	425.0	425.0
Senior Secured Term Loan Facility with interest payable at various dates at floating rates (7.47% at December 31, 2006 and 6.60% at December 31, 2005) payable through 2010	1,055.0	1,109.0
Senior Secured Revolving Facility with interest payable at various dates at floating rates (10.25% at December 31, 2006 and 9.25% at December 31, 2005) payable in 2009	3.6	6.0
Other	2.4	3.5

	1,911.0	1,968.5
Less, current portion	0.3	1.2

Total	$1,910.7	$1,967.3

At December 31, 2006, the Company and its U.S. and international subsidiaries had the following commitments, amounts outstanding and amounts available under revolving credit facilities:

	Total	Total	Total
In millions	Commitments	Outstanding	Available(a)

Revolving Credit Facility	$325.0	$3.6	$307.0
International Facilities	18.0	8.5	9.5

Total	$343.0	$12.1	$316.5

Note:

(a)	In accordance with its debt agreements, the Company’s availability under its Revolving Credit Facility has been reduced by the amount of standby letters of credit issued of $14.4 million as of December 31, 2006. These letters of credit are used as security against its self-insurance obligations and workers’ compensation obligations. These letters of credit expire at various dates through 2007 unless extended.

Principal and interest payments under the Term Loan Facility and the Revolving Credit Facility, together with principal and interest payments on the Senior Notes and the Senior Subordinated Notes, represent significant liquidity requirements for the Company. Based upon current levels of operations, anticipated cost-savings and expectations as to future growth, the Company believes that cash generated from operations, together with amounts available under its Revolving Credit Facility and other available financing sources, will be adequate to permit the Company to meet its debt service obligations, necessary capital expenditure program requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. The Company’s future financial and operating performance, ability to service or refinance its debt and ability to comply with the covenants and restrictions contained in its debt agreements (see “Covenant Restrictions”) will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company’s control and will be substantially dependent on the selling prices and demand for the Company’s products, raw material and energy costs, and the Company’s ability to successfully implement its overall business and profitability strategies.

The Company expects that its working capital and business needs will require it to continue to have access to the Revolving Credit Facility or a similar revolving credit facility after the maturity date in 2009, and that the Company accordingly will have to extend, renew, replace or otherwise refinance such facility at or prior to such date. No assurance can be given that it will be able to do so. The Company has in the past refinanced and in the future may seek to refinance its debt prior to the respective maturities of such debt.

The Company uses interest rate swaps to manage interest rate risks caused by interest rate changes on its variable rate Term Loan Facility. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. At December 31, 2006, the Company had interest rate swap agreements with a notional amount of $550 million, which expire on various dates from 2007 to 2008 under which the Company will pay fixed rates of 3.27% to 5.46% and receive three-month LIBOR rates.

Effective as of December 31, 2006, the Company had approximately $1.3 billion of net operating loss carryforwards (“NOLs”) for U.S. federal income tax purposes. These NOLs generally may be used by the Company to offset taxable income earned in subsequent taxable years.

Covenant Restrictions

In October 2005, the Company, entered into the Second Amendment (the “Second Amendment”) to the Senior Secured Credit Agreement. As a result, the Company incurred fees and transaction costs of approximately $4 million. The Second Amendment relaxed the maximum Consolidated Debt to Credit Agreement EBITDA Leverage Ratio covenant and the minimum Credit Agreement EBITDA to Consolidated Interest Expense Ratio covenant beginning with the covenant requirements for September 30, 2005.

The Senior Secured Credit Agreement, as amended, which governs the Term Loan Facility and the Revolving Credit Facility, imposes restrictions on the Company’s ability to make capital expenditures and both the Senior Secured Credit Agreement and the indentures governing the Senior Notes and Senior Subordinated Notes (the “Notes”) limit the Company’s ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company’s ability to respond to market conditions, meet its capital spending program, provide for unexpected capital investments or take advantage of business opportunities. The covenants contained in the Senior Secured Credit Agreement, as amended, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividend and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of indentures under which the Notes are issued, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, make capital expenditures and engage in certain transactions with affiliates.

The financial covenants contained in the Senior Secured Credit Agreement, as amended, among other things, specify the following requirements for each of the following test periods:

	Maximum Consolidated Debt to	Minimum Credit Agreement
	Credit Agreement EBITDA	EBITDA to Consolidated
Four Fiscal Quarters Ending	Leverage Ratio (a)	Interest Expense Ratio (a)

2006
December 31, 2006	6.75 to 1.00	1.75 to 1.00

2007
March 31, 2007	6.50 to 1.00	1.75 to 1.00
June 30, 2007	6.50 to 1.00	1.75 to 1.00
September 30, 2007	6.50 to 1.00	1.75 to 1.00
December 31, 2007	6.00 to 1.00	1.85 to 1.00

2008
March 31, 2008	6.00 to 1.00	1.85 to 1.00
June 30, 2008	6.00 to 1.00	1.85 to 1.00
September 30, 2008	6.00 to 1.00	1.85 to 1.00
December 31, 2008	5.50 to 1.00	2.00 to 1.00

2009
March 31, 2009 and thereafter	4.50 to 1.00	2.90 to 1.00

Note:

(a)	Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement, as amended. Credit Agreement EBITDA is defined as consolidated net income before consolidated interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.

At December 31, 2006, the Company was in compliance with the financial covenants in the Secured Credit Agreement, as amended, and the ratios were as follows:

Consolidated Debt to Credit Agreement EBITDA Leverage Ratio — 5.91 to 1.00
Credit Agreement EBITDA to Consolidated Interest Expense Ratio — 2.00 to 1.00

Credit Agreement EBITDA used in the covenant calculations above reflects a change in the calculation made to track the definition in the Company’s Credit Agreement more closely. Previously, the Company had subtracted cash contributions to its pension plans from Credit Agreement EBITDA. Beginning in the third quarter of 2006, the Company did not subtract such contributions from its calculation of Credit Agreement EBITDA. This change in the calculation method did not affect the Company’s compliance with its covenants under the Credit Agreement, as the Company would have been in compliance even if the prior calculation method had been used. The Company’s definition of Credit Agreement EBITDA may differ from that of other similarly titled measures at other companies.

The Company’s management believes that presentation of Credit Agreement EBITDA provides useful information to investors because borrowings under the Senior Secured Credit Agreement are a key source of the Company’s liquidity, and the Company’s ability to borrow under the Senior Secured Credit Agreement is dependent on, among other things, its compliance with the financial ratio covenants. Failure to comply with these financial ratio covenants would result in a violation of the Senior Secured Credit Agreement and, absent a waiver or amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under the Senior Secured Credit Agreement.

The calculations of the components of the Company’s financial covenant ratios are listed below:

Year Ended
In millions	December 31, 2006

Net Loss	$(100.5)
Income Tax Expense	20.2
Interest Expense, Net	171.6
Depreciation and Amortization	196.0
Dividends Received, Net of Earnings of Equity Affiliates	1.3
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	32.2
Merger Related Expenses	0.7
Write-Down of Assets	3.9

Credit Agreement EBITDA	$325.4

Year Ended
In millions	December 31, 2006

Interest Expense, Net	$171.6
Amortization of Deferred Debt Issuance Costs	(8.8)
Credit Agreement Interest Expense Adjustments(a)	0.1

Consolidated Interest Expense(b)	$162.9

As of
In millions	December 31, 2006

Short-Term Debt	$12.0
Long-Term Debt	1,910.7

Total Debt	$1,922.7

Notes:

(a)	Credit agreement interest expense adjustments include the discount from the financing of receivables.

(b)	Consolidated Interest Expense is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Consolidated Interest Expense is defined as consolidated interest expense minus consolidated interest income plus any discount from the financing of receivables.

In addition to the changes to the financial covenants described above, the Second Amendment modifies the pricing for the Senior Secured Term Loan Facility by increasing the applicable margin by 0.25% if, and for so long as, the Company’s indebtedness under the Senior Secured Credit Agreement is rated less than B+ by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or less than B1 by Moody’s Investors Service, Inc.

The Senior Notes are rated B− by Standard & Poor’s and B2 by Moody’s Investor Services. The Senior Subordinated Notes are rated B− by Standard & Poor’s and B3 by Moody’s Investor Services. The Company’s indebtedness under the Senior Secured Credit Agreement, as amended, is rated B+ by Standard & Poor’s and Ba2 by Moody’s Investor Services. As of December 31, 2006, both Standard & Poor’s and Moody’s Investor Services’ ratings on the Company remain on negative outlook. During 2006, cash paid for interest was approximately $162 million.

If the negative impact of inflationary pressures on key inputs continues, or depressed selling prices, lower sales volumes, increased operating costs or other factors have a negative impact on the Company’s ability to increase its profitability, the Company may not be able to maintain its compliance with the financial covenants in its Senior Secured Credit Agreement, as amended. The Company’s ability to comply in future periods with the financial covenants in the Senior Secured Credit Agreement will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond the Company’s control and will be substantially dependent on the selling prices for the Company’s products, raw material and energy costs, and the Company’s ability to successfully implement its overall business strategies, and meet its profitability objective. If a violation of any of the covenants occurred, the Company would attempt to obtain a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The Senior Secured Credit Agreement and the indentures governing the Senior Subordinated Notes and the Senior Notes have covenants as well as certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions. If an event of default occurs, the lenders are entitled to declare all amounts owed to be due and payable immediately. The Senior Secured Credit Agreement is collateralized by substantially all of the Company’s domestic assets.

Capital Investment

The Company’s capital investment in 2006 was $94.5 million, compared to $110.8 million in 2005. This $16.3 million decrease was due primarily to the higher capital investment in 2005 related to the Company’s manufacturing rationalization initiatives and compliance with environmental laws and regulations. During 2006, the Company had capital spending of $54.9 million for improving process capabilities, $23.6 million for capital spares, $15.6 million for manufacturing packaging machinery and $0.4 million for compliance with environmental laws and regulations.

Environmental Matters

The Company is subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations that change from time to time, including those governing discharges to air, soil and water, the management, treatment and disposal of hazardous substances, solid waste and hazardous wastes, the investigation and remediation of contamination resulting from historical site operations and releases of hazardous substances, and the health and safety of employees. Compliance initiatives could result in significant costs, which could negatively impact the Company’s financial position, results of operations or cash flows. Any failure to comply with such laws and regulations or any permits and authorizations required thereunder could subject the Company to fines, corrective action or other sanctions.

In addition, some of the Company’s current and former facilities are the subject of environmental investigations and remediations resulting from historical operations and the release of hazardous substances or other constituents. Some current and former facilities have a history of industrial usage for which investigation and remediation obligations may be imposed in the future or for which indemnification claims may be asserted against the Company. Also, potential future closures or sales of facilities may necessitate further investigation and may result in future remediation at those facilities.

During the first quarter of 2006, the Company self-reported certain violations of its Title V permit under the federal Clean Air Act for its West Monroe, Louisiana mill to the Louisiana Department of Environmental Quality (the “LADEQ”). The violations relate to the collection, treatment and reporting of hazardous air pollutants. The Company recorded $0.6 million of expense in the first quarter of 2006 for compliance costs to correct the technical issues causing the Title V permit violations. The Company received a consolidated Compliance Order and notice of potential penalty dated July 5, 2006 from the LADEQ indicating that the Company may be required to pay civil penalties for violations that occurred from 2001 through 2005. Although the Company believes that it is reasonably possible that the LADEQ will assess some penalty, at this time the amount of such penalty is not estimable.

The Company has established reserves for those facilities or issues where liability is probable and the costs are reasonably estimable. The Company believes that the amounts accrued for all of its loss contingencies, and the reasonably possible loss beyond the amounts accrued, are not material to the Company’s financial position, results of operations or cash flows. The Company cannot estimate with certainty future compliance, investigation or remediation costs, all of which the Company currently considers to be remote. Costs relating to historical usage or indemnification claims that the Company considers to be reasonably possible are not quantifiable at this time. The Company will continue to monitor environmental issues at each of its facilities and will revise its accruals, estimates and disclosures relating to past, present and future operations as additional information is obtained.

Contractual Obligations and Commitments

A summary of our contractual obligations and commitments as of December 31, 2006 is as follows:

	Payment Due by Year
In millions	2007	2008	2009	2010	2011	After 2011	Total

Long-Term Debt	$0.3	$12.3	$14.5	$1,033.1	$425.0	$425.8	$1,911.0
Operating Leases	11.8	10.3	8.9	6.0	4.1	9.6	50.7
Other Commitments(a)	164.9	155.7	145.2	131.9	65.1	62.1	724.9
Purchase Obligations(b)	51.8	47.7	50.4	49.3	49.3	334.6	583.1
Pension and Postretirement Funding	32.7	2.7	3.0	3.2	3.5	18.3	63.4

Total Contractual Obligations(c)	$261.5	$228.7	$222.0	$1,223.5	$547.0	$850.4	$3,333.1

Notes:

(a)	Other commitments primarily include scheduled interest payments on the Company’s long-term debt.

(b)	Purchase obligations primarily consist of commitments related to pine pulpwood, hardwood, wood chips, wood processing and handling, chemical-based inputs, natural gas and electricity.

(c)	Some of the figures included in this table are based on management’s estimates and assumptions about these obligations. Because these estimates and assumptions are necessarily subjective, the obligations the Company will actually pay in the future periods may vary from those reflected in the table.

International Operations

For 2006, before intercompany eliminations, net sales from operations outside of the U.S. represented approximately 17% of the Company’s net sales. The Company’s revenues from export sales fluctuate with changes in foreign currency exchange rates. At December 31, 2006, approximately 8% of its total assets were denominated in currencies other than the U.S. dollar. The Company has significant operations in countries that use the Swedish krona, the British pound sterling, the Australian dollar, the Japanese yen or the euro as their functional currencies. The effect of a generally weaker U.S. dollar against these currencies produced a net currency translation adjustment gain of $14.7 million, which was recorded as an adjustment to Shareholders’ Equity for the year ended December 31, 2006. The magnitude and direction of this adjustment in the future depends on the relationship of the U.S. dollar to other currencies. The Company cannot predict major currency fluctuations. The Company pursues a currency hedging program in order to limit the impact of foreign currency exchange fluctuations on financial results. See “Financial Instruments” below.

Financial Instruments

The functional currency of the Company’s international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to shareholders’ equity. Gains and losses on foreign currency transactions are included in Other Expense, Net for the period in which the exchange rate changes.

The Company pursues a currency hedging program which utilizes derivatives to limit the impact of foreign currency exchange fluctuations on its consolidated financial results. Under this program, the Company has entered into forward exchange contracts in the normal course of business to hedge certain foreign currency denominated transactions. Realized and unrealized gains and losses on these forward contracts are included in the measurement of the basis of the related foreign currency transaction when recorded. The Company also pursues a hedging program which utilizes derivatives designed to manage risks associated with future variability in cash flows and price risk related to future energy cost increases. Under this program the Company has entered into natural gas swap contracts to hedge a portion of its natural gas requirements through December 2008. Realized gains and losses on these contracts are included in the financial results concurrently with the recognition of the commodity purchased. The Company uses interest rate swaps to manage interest rate risks on future income caused by interest rate changes on its variable rate Term Loan Facility. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. The Company does not hold or issue financial instruments for trading purposes. See Item 7A., “Quantitative and Qualitative Disclosure About Market Risk.”

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from these estimates, and changes in these estimates are recorded when known. The critical accounting policies used by management in the preparation of the Company’s consolidated financial statements are those that are important both to the presentation of the Company’s financial condition and results of operations and require significant judgments by management with regard to estimates used. The critical judgments by management relate to pension benefits, retained insurable risks, future cash flows associated with impairment testing for goodwill and long-lived assets, and deferred taxes.

• Pension Benefits

The Company sponsors defined benefit pension plans (the “Plans”) for eligible employees in North America and certain international locations. The funding policy for the qualified defined benefit plans in North America is to, at a minimum, contribute assets as required by the Internal Revenue Code Section 412. Nonqualified U.S. plans providing benefits in excess of limitations imposed by the U.S. income tax code are not funded.

U.S. pension expense for defined benefits pension plans was $26.0 million in 2006 compared with $22.0 million in 2005. Pension expense is calculated based upon a number of actuarial assumptions applied to each of the defined benefit plans. The expected long-term rate of return on pension fund assets used to calculate pension expense was 8.25% in both 2006 and 2005. The expected long-term rate of return on pension assets was determined based on several factors, including input from our pension investment consultants and projected long-term returns of broad equity and bond indices. The Company also considered the plan’s historical 10-year compounded annual return of 8.73%, which has been in excess of these broad equity and bond benchmark indices. The Company will continue to evaluate its long-term rate of return assumptions at least annually and will adjust them as necessary.

The Company determined pension expense using both the fair value of assets and a calculated value that averages gains and losses over a period of years. Investment gains or losses represent the difference between the expected and actual return on assets. As of December 31, 2006, the net actuarial loss was $65.0 million. These net losses may increase future pension expense if not offset by (i) actual investment returns that exceed the assumed investment returns, or (ii) other factors, including reduced pension liabilities arising from higher discount rates used to calculate pension obligations, or (iii) other actuarial gains, including whether such accumulated actuarial losses at each measurement date exceed the “corridor” determined under Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers’ Accounting for Pensions.”

The discount rate used to determine the present value of future pension obligations at December 31, 2006 was based on a yield curve constructed from a portfolio of high quality corporate debt securities with maturities ranging from 1 year to 30 years. Each year’s expected future benefit payments were discounted to their present value at the appropriate yield curve rate thereby generating the overall discount rate for U.S. pension obligations. The discount rate for U.S. plans increased from 5.75% in 2005 to a plan specific rate ranging from 5.95% to 6.05% in 2006. For non-U.S. plans, the discount rate is determined using long-term local corporate bonds.

U.S. pension expense is estimated to be approximately $18 million in 2007. The estimate is based on an expected long-term rate of return of 8.25%, a discount rate ranging from 5.95% to 6.05% and other assumptions. Pension expense beyond 2007 will depend on future investment performance, the Company’s contribution to the plans, changes in discount rates and other factors related to covered employees in the plans.

If the discount rate assumptions for these plans were reduced by 0.25 percent, pension expense would increase by approximately $1 million and the December 31, 2006 pension funding obligation would increase by about $19 million.

The fair value of assets in the U.S. plans was $441.9 million at December 31, 2006 and $391.8 million at December 31, 2005. Lower discount rates have caused the projected benefit obligations to exceed the fair value of plan assets by $152.7 million and $183.2 million as of December 31, 2006 and 2005, respectively. Primarily due to the lower discount rates, the accumulated benefit obligation (“ABO”) exceeded plan assets by $134.0 million at the end of 2006. At the end of 2005, the ABO exceeded the fair value of plan assets by $159.2 million.

• Retained Insurable Risks

The Company is self-insured for certain losses relating to workers’ compensation claims and employee medical and dental benefits. Provisions for expected losses are recorded based on the Company’s estimates, on an undiscounted basis, of the aggregate liabilities for known claims and estimated claims incurred but not reported. The Company has purchased stop-loss coverage or insurance with deductibles in order to limit its exposure to significant claims. The Company also has an extensive safety program in place to minimize its exposure to workers’ compensation claims. Self-insured losses are accrued based upon estimates of the aggregate uninsured claims incurred using certain actuarial assumptions and loss development factors followed in the insurance industry and historical experience.

• Goodwill

The Company tests the carrying amount of its goodwill using the discounted cash flow method of valuation on an annual basis and whenever events or circumstances indicate that impairment may have occurred. The review for impairment is based on a discounted cash flow approach, which requires the Company to estimate future net cash flows, the timing of these cash flows and a discount rate (based upon a weighted average cost of capital). The Company’s cash flows are generated by its operations and are used to fund working capital needs, debt service and capital spending. The Company discounted these cash flows using a weighted average cost of capital of 9 percent. Changes in borrowing rates, which are impacted by market rate fluctuations, would impact discounted cash flow calculations. Other factors, such as significant operating losses or acquisitions of new operations, would also impact discounted cash flow calculations. If the discount rate used in the discounted cash flow calculations were to be increased 100 basis points, the fair value would continue to exceed the carrying amount in the Company’s goodwill valuation analysis. The Company has completed its annual goodwill impairment testing and has determined that none of its goodwill is impaired.

• Recovery of Long-Lived Assets

The Company reviews long-lived assets (including property, plant and equipment and intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of such long-lived assets may not be fully recoverable by undiscounted cash flows. Measurement of the impairment loss, if any, is based on the fair value of the asset, which is generally determined by the discounting of future estimated cash flows, or in the case of real estate, determining market value. The Company evaluates the recovery of its long-lived assets by analyzing operating results and considering significant events or changes in the business environment that may have triggered impairment. See Note 15 in the Notes to Consolidated Financial Statements included herein under Item 8., “Financial Statements and Supplementary Data”.

• Deferred Income Taxes and Potential Assessments

As of December 31, 2006, the Company, in accordance with Accounting Principles Board (“APB”) Opinion 23, “Accounting for Income Taxes, Special Areas” has determined that $67.2 million of undistributed foreign earnings are not intended to be reinvested indefinitely by its non-U.S. subsidiaries. Deferred income tax was recorded as a reduction to the Company’s net operating losses on these undistributed earnings as well as the financial statement carrying value in excess of tax basis in the amount of $30.2 million. As of December 31, 2005, the Company had determined that $71.5 million of undistributed foreign earnings were not intended to be reinvested indefinitely. Deferred income tax was recorded as a reduction to the Company’s net operating losses on these undistributed earnings as well as the financial statement carrying value in excess of tax basis in the amount of $35.8 million. Prior to 2004, the Company’s intent was to permanently reinvest its foreign earnings and it was not practical to determine the amount of unrecognized deferred U.S. income tax liability on these unremitted earnings. The Company periodically determines whether the non-U.S. subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination as appropriate.

The Company records current liabilities for potential assessments. The accruals relate to uncertain tax positions in a variety of taxing jurisdictions and are based on what management believes will be the ultimate resolution of these positions. These liabilities may be affected by changing interpretations of laws, rulings by tax authorities, or the expiration of the statute of limitations.

NEW ACCOUNTING STANDARDS

For a discussion of recent accounting pronouncements impacting the Company, see Note 2 in the Notes to Consolidated Financial Statements included herein under Item 8., “Financial Statements and Supplementary Data”.

BUSINESS OUTLOOK

The Company expects inflationary pressures for production inputs, including higher costs for fiber, wood and chemical-based inputs, to continue to impact results in 2007. These increases should be somewhat offset by lower energy costs. Additionally, the Company expects that its first quarter 2007 results of operations will continue to be negatively impacted by the infrastructure and reliability improvements at its West Monroe mill.

To help offset inflation in 2007, the Company expects to realize approximately $50 million in year over year operating cost savings from its continuous improvement programs and manufacturing rationalization. In addition, contractual price escalators and price increases announced in 2006 for coated board and cartons should favorably impact 2007.

Total capital investment for 2007 is expected to be between approximately $100 million and $120 million and is expected to relate principally to improving the Company’s process capabilities (approximately $66 million), the production of packaging machinery (approximately $15 million), capital spares (approximately $15 million) and environmental laws and regulations (approximately $14 million).

The Company also expects the following in 2007:

•	Depreciation and amortization between $185 million and $195 million.

•	Interest expense of $170 million to $180 million, including $9 million of non-cash interest expense associated with amortization of debt issuance costs.

•	Debt reduction of $60 million to $70 million.

•	Pension plan contributions of $25 million to $30 million.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

GRAPHIC PACKAGING CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
In millions, except share amounts	2006	2005

ASSETS

Current Assets:
Cash and Equivalents	$7.3	$12.7
Receivables, Net	230.9	216.3
Inventories	301.3	302.8
Deferred Tax Assets	11.7	13.1
Other Current Assets	13.1	13.0

Total Current Assets	564.3	557.9

Property, Plant and Equipment, Net	1,488.7	1,576.0
Goodwill	642.3	642.6
Intangible Assets, Net	148.5	157.3
Deferred Tax Assets	345.0	350.8
Other Assets	44.8	71.4

Total Assets	$3,233.6	$3,356.0

LIABILITIES

Current Liabilities:
Short-Term Debt	$12.0	$11.0
Accounts Payable	214.4	209.6
Compensation and Employee Benefits	63.1	58.4
Interest Payable	48.2	42.6
Other Accrued Liabilities	82.6	73.0

Total Current Liabilities	420.3	394.6

Long-Term Debt	1,910.7	1,967.3
Deferred Tax Liabilities	475.2	461.5
Accrued Pension and Postretirement Benefits	206.7	214.6
Other Noncurrent Liabilities	39.0	49.3

Total Liabilities	3,051.9	3,087.3

SHAREHOLDERS’ EQUITY

Preferred Stock, par value $.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; Common Stock, 500,000,000 shares authorized; 200,584,591 and 198,663,007 shares issued and outstanding at December 31, 2006 and 2005, respectively	2.0	2.0
Capital in Excess of Par Value	1,186.8	1,169.6
Unearned Compensation on Restricted Stock	—	(0.1)
Accumulated Deficit	(901.1)	(800.6)
Accumulated Other Comprehensive Loss	(106.0)	(102.2)

Total Shareholders’ Equity	181.7	268.7

Total Liabilities and Shareholders’ Equity	$3,233.6	$3,356.0

The accompanying notes are an integral part of the consolidated financial statements.

GRAPHIC PACKAGING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
In millions, except per share amounts	2006	2005	2004

Net Sales	$2,321.7	$2,294.3	$2,295.5
Cost of Sales	2,020.6	1,985.9	1,944.6
Selling, General and Administrative	197.0	203.0	198.4
Research, Development and Engineering	10.8	9.2	8.7
Other (Income) Expense, Net	(0.5)	9.7	32.2

Income from Operations	93.8	86.5	111.6
Interest Income	0.6	0.6	0.5
Interest Expense	(172.0)	(156.4)	(148.1)

Loss before Income Taxes and Equity in Net Earnings of Affiliates	(77.6)	(69.3)	(36.0)
Income Tax Expense	(20.8)	(22.0)	(28.6)

Loss before Equity in Net Earnings of Affiliates	(98.4)	(91.3)	(64.6)
Equity in Net Earnings of Affiliates	1.0	1.2	1.4

Loss from Continuing Operations	(97.4)	(90.1)	(63.2)
(Loss) Income from Discontinued Operations, Net of Taxes	(3.1)	(1.0)	2.3

Net Loss	$(100.5)	$(91.1)	$(60.9)

(Loss) Income Per Share — Basic
Continuing Operations	$(0.48)	$(0.45)	$(0.32)
Discontinued Operations	(0.02)	(0.01)	0.01
Total	$(0.50)	$(0.46)	$(0.31)
(Loss) Income Per Share — Diluted
Continuing Operations	$(0.48)	$(0.45)	$(0.32)
Discontinued Operations	(0.02)	(0.01)	0.01
Total	$(0.50)	$(0.46)	$(0.31)
Weighted Average Number of Shares Outstanding — Basic	201.1	200.0	198.9
Weighted Average Number of Shares Outstanding — Diluted	201.1	200.0	198.9

The accompanying notes are an integral part of the consolidated financial statements.

GRAPHIC PACKAGING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

In millions	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(100.5)	$(91.1)	$(60.9)
Noncash Items Included in Net Loss:
Depreciation and Amortization	196.0	205.3	228.9
Deferred Income Taxes	19.5	24.5	23.6
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	3.6	9.5	24.8
Amortization of Deferred Debt Issuance Costs	8.8	8.3	8.7
Asset Retirements (Gain) Loss	(3.2)	3.7	10.8
Impairment Charge	3.9	—	—
Other, Net	5.9	3.3	(3.4)
Changes in Operating Assets & Liabilities (See Note 4)	2.6	5.6	33.1

Net Cash Provided by Operating Activities	136.6	169.1	265.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(94.5)	(110.8)	(149.1)
Proceeds from Sales of Assets, Net of Selling Costs	5.5	1.1	11.8
Other, Net	3.3	(4.5)	(6.0)

Net Cash Used in Investing Activities	(85.7)	(114.2)	(143.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	674.8	531.8	516.7
Payments on Revolving Credit Facilities	(676.5)	(527.2)	(541.0)
Increase in Debt Issuance Costs	—	(4.2)	(0.9)
Payment on Debt	(54.2)	(50.0)	(108.2)
Other, Net	(0.7)	0.5	0.4

Net Cash Used in Financing Activities	(56.6)	(49.1)	(133.0)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	0.3	(0.4)	0.5

Net (Decrease) Increase in Cash and Equivalents	(5.4)	5.4	(10.2)
Cash and Equivalents at Beginning of Period	12.7	7.3	17.5

CASH AND EQUIVALENTS AT END OF PERIOD	$7.3	$12.7	$7.3

The accompanying notes are an integral part of the consolidated financial statements.

GRAPHIC PACKAGING CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

						Accumulated
			Capital in			Other
	Common Stock		Excess of	Unearned	Accumulated	Comprehensive	Comprehensive
In millions, except share amounts	Shares	Amount	Par Value	Compensation	Deficit	Income (Loss)	Income (Loss)

Balances at December 31, 2003	198,378,110	$2.0	$1,168.5	$—	$(648.6)	$(83.5)

Net Loss	—	—	—	—	(60.9)	—	$(60.9)
Other Comprehensive Income (Loss):
Accumulated Derivative Instruments Gain	—	—	—	—	—	3.7	3.7
Minimum Pension Liability Adjustment	—	—	—	—	—	(5.0)	(5.0)
Currency Translation Adjustment	—	—	—	—	—	10.4	10.4

Total Comprehensive Income (Loss)	—	—	—	—	—	—	$(51.8)
Issuance of Common Stock	149,828	—	0.4	—	—	—
Net Issuance of Restricted Stock, less Amortization	58,170	—	0.3	(0.4)	—	—

Balances at December 31, 2004	198,586,108	2.0	1,169.2	(0.4)	(709.5)	(74.4)

Net Loss	—	—	—	—	(91.1)	—	$(91.1)
Other Comprehensive Income (Loss):
Accumulated Derivative Instruments Gain	—	—	—	—	—	14.2	14.2
Minimum Pension Liability Adjustment	—	—	—	—	—	(24.8)	(24.8)
Currency Translation Adjustment	—	—	—	—	—	(17.2)	(17.2)

Total Comprehensive Income (Loss)	—	—	—	—	—	—	$(118.9)
Issuance of Common Stock	21,189	—	0.2	—	—	—
Net Issuance of Restricted Stock, less Amortization	55,710	—	0.2	0.3	—	—

Balances at December 31, 2005	198,663,007	2.0	1,169.6	(0.1)	(800.6)	(102.2)

Net Loss	—	—	—	—	(100.5)	—	$(100.5)
Other Comprehensive Income (Loss):
Accumulated Derivative Instruments Loss	—	—	—	—	—	(10.6)	(10.6)
Minimum Pension Liability Adjustment	—	—	—	—	—	23.3	23.3
Currency Translation Adjustment	—	—	—	—	—	14.7	14.7

Total Comprehensive Income (Loss)	—	—	—	—	—	—	$(73.1)
Adjustment to Initially Apply SFAS No. 158	—	—	—	—	—	(31.2)
Issuance of Common Stock	2,226,584	—	7.7	—	—	—
Stock-based Compensation	(305,000)	—	9.5	0.1	—	—

Balances at December 31, 2006	200,584,591	$2.0	$1,186.8	$—	$(901.1)	$(106.0)

The accompanying notes are an integral part of the consolidated financial statements.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION

Graphic Packaging Corporation (“GPC” and, together with its subsidiaries, the “Company”) is a leading provider of paperboard packaging solutions for a wide variety of products to multinational and other consumer products companies. The Company strives to provide its customers with packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on its low-cost paperboard mills and converting plants, its proprietary carton designs and packaging machines, and its commitment to customer service.

GPC (formerly known as Riverwood Holding, Inc.) was incorporated on December 7, 1995 under the laws of the State of Delaware. On August 8, 2003, the corporation formerly known as Graphic Packaging International Corporation merged with and into Riverwood Acquisition Sub LLC, a wholly-owned subsidiary of Riverwood Holding, Inc. (“Riverwood Holding”), with Riverwood Acquisition Sub LLC as the surviving entity (collectively referred to as the “Merger”). Riverwood Acquisition Sub LLC then merged into Riverwood Holding, which was renamed Graphic Packaging Corporation.

GPC conducts no significant business and has no independent assets or operations other than its ownership of Graphic Packaging International, Inc. GPC fully and unconditionally guarantees substantially all of the debt of Graphic Packaging International, Inc. Effective July 31, 2006, GPI Holding, Inc., formerly a wholly-owned subsidiary of GPC and the holder of 100% of the stock of Graphic Packaging International, Inc., was merged into GPC.

NOTE 2 — ACCOUNTING POLICIES

(A) BASIS OF PRESENTATION

The Company’s Consolidated Financial Statements include all subsidiaries in which the Company has the ability to exercise direct or indirect control over operating and financial policies. The accompanying consolidated financial statements include the worldwide operations of the Paperboard Packaging segment which includes the paperboard, packaging, and packaging machinery businesses and the Containerboard/Other segment. Intercompany transactions and balances are eliminated in consolidation. The Company has reclassified the presentation of certain prior period information to conform to the current presentation format. The Company has not reclassified assets and liabilities related to discontinued operations as Assets Held for Sale or Liabilities Held for Sale.

The results of operations for the Company’s discontinued operations have been eliminated from the Company’s continuing operations and classified as discontinued operations for each period presented within the Company’s Consolidated Statements of Operations. See Note 18 — Discontinued Operations.

The Company holds a 50% ownership interest in a joint venture with Rengo Company Limited (in Japan) which is accounted for using the equity method.

(B) USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S.”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting periods. Actual results could differ from these estimates, and changes in these estimates are recorded when known. Estimates are used in accounting for, among other things, pension benefits, retained insurable risks, slow-moving and obsolete inventory, allowance for doubtful accounts, useful lives for depreciation and amortization, future cash flows associated with impairment testing of goodwill and long-term assets, deferred tax assets and potential income tax assessments, and contingencies.

(C) CASH AND EQUIVALENTS

Cash and equivalents include time deposits, certificates of deposit and other marketable securities with original maturities of three months or less.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(D) INVENTORIES

Inventories are stated at the lower of cost or market with cost determined principally by the first-in, first-out (“FIFO”) basis. Average cost basis is used to determine the cost of supplies inventories. Raw materials and consumables used in the production process such as wood chips and chemicals are valued at purchase cost on a FIFO basis upon receipt. Work in progress and finished goods inventories are valued at the cost of raw material consumed plus direct manufacturing costs (such as labor, utilities and supplies) as incurred and an applicable portion of manufacturing overhead. Inventories are stated net of an allowance for slow-moving and obsolete inventory, which is based on estimates.

(E) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The Company’s cost and related accumulated depreciation applicable to assets retired or sold are removed from the accounts and the gain or loss on disposition is included in income from operations.

Costs directly associated with the development and testing of internally used computer information systems are capitalized and depreciated on a straight-line basis over the expected useful life of 5 years as part of property, plant and equipment. Costs indirectly associated with such projects and ongoing maintenance costs are expensed as incurred. A total of $1.3 million and $5.8 million in costs relating to software development were capitalized in 2006 and 2005, respectively.

Interest is capitalized on major projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Capitalized interest was $0.6 million, $2.5 million and $3.8 million in the years ended December 31, 2006, 2005 and 2004, respectively.

(F) DEPRECIATION AND AMORTIZATION, AND IMPAIRMENT

Depreciation is principally computed using the straight-line method based on the following estimated useful lives of the related assets:

Buildings	40 years
Land improvements	15 years
Machinery and equipment	3 to 40 years
Furniture and fixtures	10 years
Automobiles and light trucks	3 to 5 years

The Company assesses its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. To analyze recoverability, the Company projects future cash flows, undiscounted and before interest, over the remaining life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized, resulting in a write-down of assets with a corresponding charge to earnings. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets. The Company assesses the appropriateness of the useful life of its long-lived assets periodically.

Intangible assets with a determinable life are amortized on a straight-line basis over that period. The related amortization expense is included in Other Expense, Net.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table displays the intangible assets that continue to be subject to amortization and aggregate amortization expense as well as intangible assets not subject to amortization as of December 31, 2006 and 2005:

	December 31, 2006			December 31, 2005
	Gross			Gross
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
In millions	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortizable Intangible Assets:
Customer Relationships	$109.9	$17.8	$92.1	$109.9	$12.5	$97.4
Non-Compete Agreements	23.3	23.3	—	23.3	23.2	0.1
Patents, Trademarks and Licenses	104.0	47.6	56.4	101.0	41.2	59.8

	$237.2	$88.7	$148.5	$234.2	$76.9	$157.3

Unamortizable Intangible Assets:
Goodwill	$642.3	$—	$642.3	$642.6	$—	$642.6

The Company recorded amortization expense of $11.8 million, $11.8 million and $27.0 million for the years ended December 31, 2006, 2005 and 2004, respectively, relating to intangible assets subject to amortization. The Company expects amortization expense to be approximately $12 million per year for 2007 through 2011.

(G) INTERNATIONAL CURRENCY

The functional currency of the international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to Shareholders’ Equity. Gains and losses on foreign currency transactions are included in Other Expense, Net for the period in which the exchange rate changes.

The Company pursues a currency hedging program which utilizes derivatives to limit the impact of foreign currency exchange fluctuations on its consolidated financial results. Under this program, the Company has entered into forward exchange contracts in the normal course of business to hedge certain foreign currency denominated transactions. Realized and unrealized gains and losses on these forward contracts are included in the measurement of the basis of the related foreign currency transaction when recorded.

(H) INCOME TAXES

The Company accounts for income taxes under the asset and liability method, which requires that deferred tax assets or liabilities be recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. These assets and liabilities are measured using the enacted tax rates and laws that are currently in effect. Subsequent changes in the tax laws will require adjustment to the assets and liabilities. A valuation allowance is established for deferred tax assets when it is more likely than not that the benefits of such assets will not be realized.

(I) REVENUE RECOGNITION

The Company receives revenue from the sales of manufactured products, the leasing of packaging machinery and the servicing of packaging machinery. The Company recognizes sales revenue when all of the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the Company’s price to the buyer is fixed and determinable and collectibility is reasonably

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is largely dependent on shipping terms. Revenue is recorded at the time of shipment for terms designated as free on board (“f.o.b.”) shipping point. For sales transactions designated f.o.b. destination, revenue is recorded when title to the product passes upon delivery to the customer. The Company recognizes revenues on its annual and multi-year carton supply contracts as the shipment occurs in accordance with the shipping terms discussed above.

Payments from packaging machinery use agreements are recognized on a straight-line basis over the term of the agreements. Service revenue on packaging machinery is recorded at the time of service.

Discounts and allowances are comprised of trade allowances and rebates, cash discounts and sales returns. Cash discounts and sales returns are estimated using historical experience. Trade allowances are based on the estimated obligations and historical experience. Customer rebates are determined based on the quantity purchased and are recorded at the time of sale.

(J) RETAINED INSURABLE RISK

It is the Company’s policy to self-insure or fund a portion of certain expected losses related to group health benefits and workers’ compensation claims. Provisions for expected losses are recorded based on the Company’s estimates, on an undiscounted basis, of the aggregate liabilities for known claims and estimated claims incurred but not reported.

(K) ENVIRONMENTAL REMEDIATION RESERVES

The Company records accruals for environmental obligations based on estimates developed in consultation with environmental consultants and legal counsel. Accruals for environmental liabilities are established in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, “Environmental Remediation Liabilities.” The Company records a liability at the time it is probable and can be reasonably estimated. Such liabilities are not reduced for potential recoveries from insurance carriers. Costs of future expenditures are not discounted to their present value.

(L) STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted the fair value recognition provisions of the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS No. 123R”), using the modified-prospective transition method. The modified-prospective transition method applies to new awards granted, unvested awards as of the date of adoption, and to awards modified, repurchased, or cancelled after the date of adoption. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R.

Prior to January 1, 2006, the Company’s stock options were accounted for under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, as permitted by FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”).

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If the Company had elected to recognize compensation expense for awards under these plans at the grant dates using the fair value recognition provisions of SFAS No. 123, the Company’s Net Loss would have been as follows:

	Year Ended December 31,
In millions, except share amounts	2005	2004

Net Loss, As Reported	$(91.1)	$(60.9)
Add: Stock-Based Employee Compensation Expense Included in Reported Net Loss	—	(0.7)
Deduct: Total Stock-Based Employee Compensation Expense Determined Under Fair Value Based Method for All Awards	(5.5)	(8.5)

Adjusted Net Loss	$(96.6)	$(70.1)

Loss Per Basic Share-As Reported	$(0.46)	$(0.31)
Loss Per Basic Share-As Adjusted	(0.48)	(0.35)
Loss Per Diluted Share-As Reported	(0.46)	(0.31)
Loss Per Diluted Share-As Adjusted	(0.48)	(0.35)

On December 8, 2005, the Compensation and Benefits Committee of the Board of Directors of the Company approved the acceleration of the vesting of all of the unvested stock options granted to employees of the Company so that such options vested immediately. The action affected 1,835,268 stock options, 1,762,768 of which had exercise prices in excess of the current market price of the Company’s common stock. The action reduced the Company’s future compensation expense by $3.2 million. The $3.2 million is included in the $5.5 million deduction for 2005 in the table above.

The adoption of SFAS No. 123R on January 1, 2006 did not have a material impact on its financial position, results of operations or cash flows.

(M) RESEARCH AND DEVELOPMENT

Research and development costs, which relate primarily to the development and design of new packaging machines and products are expensed as incurred. Expenses for the years ended December 31, 2006, 2005 and 2004 were $10.8 million, $9.2 million and $8.7 million, respectively.

(N) SHIPPING AND HANDLING COSTS

The Company includes shipping and handling costs in Cost of Sales.

(O) RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”), which is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. SFAS No. 151 addresses financial accounting and reporting for inventory costs. The adoption of SFAS No. 151 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29” (“SFAS No. 153”), which is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. The adoption of SFAS No. 153 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and Statement No. 3” (“SFAS No. 154”). Previously, APB Opinion No. 20

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Accounting Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements” required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS No. 154, which is effective January 1, 2006, requires companies to recognize a change in accounting principle, including a change required in a new accounting pronouncement when the pronouncement does not include specific transition provisions, retrospectively to prior periods’ financial statements. The Company will assess the impact of a change in accounting principle in accordance with SFAS No. 154 when such a change arises.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109” (“FIN No. 48”). FIN No. 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken on an income tax return. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is evaluating its uncertain tax positions and does not expect the interpretation will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 157, but does not expect the adoption of SFAS No. 157 to have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). Among other items, SFAS No. 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit postretirement plan as an asset or liability in the financial statements, requires the measurement of defined benefit postretirement plan assets and obligations as of the end of the employer’s fiscal year, and requires recognition of the funded status of defined benefit postretirement plans in other comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. Based on the Company’s unfunded obligation as of December 31, 2006, the adoption of SFAS No. 158, decreased Total Assets by $7.8 million, increased Total Liabilities by $23.4 million and reduced Shareholders’ Equity by $31.2 million. The adoption of SFAS No. 158 did not affect the Company’s results of operations. For a further discussion regarding SFAS No. 158 see Note 9.

In September 2006, the FASB issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”) which is effective for fiscal years beginning after December 15, 2006. This position statement eliminates the accrue-in-advance method of accounting for planned major maintenance activities. The Company does not expect the adoption of FSP AUG AIR-1 to have a material impact on its financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The adoption of SAB No. 108 did not have an effect on the Company’s financial position, results of operations or cash flows.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 —	SUPPLEMENTAL BALANCE SHEET DATA

Receivables, Net:

In millions	2006	2005

Trade	$214.6	$200.4
Less, Allowance	2.4	2.8

	212.2	197.6
Other	18.7	18.7

Total	$230.9	$216.3

Inventories by Major Class:

In millions	2006	2005

Finished Goods	$159.4	$169.5
Work in Progress	22.1	22.7
Raw Materials	71.9	68.7
Supplies	56.8	51.0

	310.2	311.9
Less, Allowance	8.9	9.1

Total	$301.3	$302.8

Property, Plant and Equipment, Net:

In millions	2006	2005

Property, Plant and Equipment, at Cost
Land and Improvements	$59.6	$57.1
Buildings	237.6	227.2
Machinery and Equipment	2,581.6	2,520.5

	2,878.8	2,804.8
Less: Accumulated Depreciation	1,390.1	1,228.8

Total	$1,488.7	$1,576.0

Other Assets:

In millions	2006	2005

Deferred Debt Issuance Costs, Net of Amortization of $23.2 and $14.4 for 2006 and 2005, respectively	$35.0	$43.8
Pension Intangible Asset	—	8.2
Assets Held for Sale	1.2	3.9
Other	8.6	15.5

Total	$44.8	$71.4

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 — SUPPLEMENTAL CASH FLOW INFORMATION

Cash Flow Effects of (Increases) Decreases in Operating Assets and Liabilities:

In millions	2006	2005	2004

Receivables	$(1.0)	$(9.5)	$(7.7)
Inventories	5.5	(7.2)	5.6
Prepaid Expenses	(4.7)	6.9	4.3
Accounts Payable	0.8	12.8	18.2
Compensation and Employee Benefits	1.4	(11.2)	3.2
Income Taxes	1.1	(0.2)	(2.0)
Other Accrued Liabilities	3.9	13.1	1.5
Other Noncurrent Liabilities	(4.4)	0.9	10.0

Total	$2.6	$5.6	$33.1

Cash paid for interest and cash paid, net of refunds, for income taxes was as follows:

In millions	2006	2005	2004

Interest	$161.9	$149.3	$134.9
Income Taxes	1.1	1.0	3.5

NOTE 5	— DEBT

Short-Term Debt is composed of the following:

In millions	2006	2005

Short-Term Borrowings	$11.7	$9.8
Current Portion of Long-Term Debt	0.3	1.2

Total	$12.0	$11.0

Short-term borrowings are principally at the Company’s international subsidiaries. The weighted average interest rate on short-term borrowings as of December 31, 2006 and 2005 was 3.4% and 2.2%, respectively.

Long-Term Debt is composed of the following:

In millions	2006	2005

Senior Notes with interest payable semi-annually at 8.5%, payable in 2011	$425.0	$425.0
Senior Subordinated Notes with interest payable semi-annually at 9.5%, payable in 2013	425.0	425.0
Senior Secured Term Loan Facility with interest payable at various dates at floating rates (7.47% at December 31, 2006 and 6.60% at December 31, 2005) payable through 2010	1,055.0	1,109.0
Senior Secured Revolving Facility with interest payable at various dates at floating rates (10.25% at December 31, 2006 and 9.25% at December 31, 2005) payable in 2009	3.6	6.0
Other	2.4	3.5

	1,911.0	1,968.5
Less, current portion	0.3	1.2

Total	$1,910.7	$1,967.3

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Term Debt maturities are as follows:

In millions

2007	$0.3
2008	12.3
2009	14.5
2010	1,033.1
2011	425.0
After 2011	425.8

Total	$1,911.0

The Company and its U.S. and international subsidiaries had the following commitments, amounts outstanding and amounts available under revolving credit facilities:

	Total	Total	Total
In millions	Commitments	Outstanding	Available(a)

Revolving Credit Facility	$325.0	$3.6	$307.0
International Facilities	18.0	8.5	9.5

Total	$343.0	$12.1	$316.5

Note:

(a)	In accordance with its debt agreements, the Company’s availability under its Revolving Credit Facility has been reduced by the amount of standby letters of credit issued of $14.4 million as of December 31, 2006. These letters of credit are used as security against its self-insurance obligations and workers’ compensation obligations. These letters of credit expire at various dates through 2007 unless extended.

In October 2005, the Company entered into the Second Amendment (the “Second Amendment”) to the Senior Secured Credit Agreement. As a result, the Company incurred fees and transaction costs of approximately $4 million. The Second Amendment relaxed the maximum Consolidated Debt to Credit Agreement EBITDA Leverage Ratio covenant and the minimum Credit Agreement EBITDA to Consolidated Interest Expense Ratio covenant beginning with the covenant requirements for September 30, 2005.

The Senior Secured Credit Agreement, as amended, which governs the Term Loan Facility and the Revolving Credit Facility, imposes restrictions on the Company’s ability to make capital expenditures and both the Senior Secured Credit Agreement and the indentures governing the Senior Notes and Senior Subordinated Notes (the “Notes”) limit the Company’s ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company’s ability to respond to market conditions, meet its capital spending program, provide for unexpected capital investments or take advantage of business opportunities. The covenants contained in the Senior Secured Credit Agreement, as amended, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividend and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of indentures under which the Notes are issued, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, make capital expenditures and engage in certain transactions with affiliates.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The financial covenants contained in the Senior Secured Credit Agreement, as amended, among other things, specify the following requirements for each of the following test periods:

	Maximum Consolidated	Minimum Credit Agreement
	Debt to Credit Agreement	EBITDA To Consolidated
Four Fiscal Quarters Ending	EBITDA Leverage Ratio(a)	Interest Expense Ratio(a)

2006

December 31, 2006	6.75 to 1.00	1.75 to 1.00

2007

March 31, 2007	6.50 to 1.00	1.75 to 1.00
June 30, 2007	6.50 to 1.00	1.75 to 1.00
September 30, 2007	6.50 to 1.00	1.75 to 1.00
December 31, 2007	6.00 to 1.00	1.85 to 1.00

2008

March 31, 2008	6.00 to 1.00	1.85 to 1.00
June 30, 2008	6.00 to 1.00	1.85 to 1.00
September 30, 2008	6.00 to 1.00	1.85 to 1.00
December 31, 2008	5.50 to 1.00	2.00 to 1.00

2009

March 31, 2009 and thereafter	4.50 to 1.00	2.90 to 1.00

Note:

(a)	Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement, as amended. Credit Agreement EBITDA is defined as consolidated net income before consolidated interest expense, on-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.

At December 31, 2006, the Company was in compliance with the financial covenants in the Secured Credit Agreement, as amended, and the ratios were as follows:

Consolidated Debt to Credit Agreement EBITDA Leverage Ratio — 5.91 to 1.00
Credit Agreement EBITDA to Consolidated Interest Expense Ratio — 2.00 to 1.00

Credit Agreement EBITDA used in the covenant calculations above reflects a change in the calculation made to track the definition in the Company’s Credit Agreement more closely. Previously, the Company had subtracted cash contributions to its pension plans from Credit Agreement EBITDA. Beginning in the third quarter of 2006, the Company did not subtract such contributions from its calculation of Credit Agreement EBITDA. This change in the calculation method did not affect the Company’s compliance with its covenants under the Credit Agreement, as the Company would have been in compliance even if the prior calculation method had been used. The Company’s definition of Credit Agreement EBITDA may differ from that of other similarly titled measures at other companies.

The Company’s management believes that presentation of Credit Agreement EBITDA provides useful information to investors because borrowings under the Senior Secured Credit Agreement are a key source of the Company’s liquidity, and the Company’s ability to borrow under the Senior Secured Credit Agreement is dependent on, among other things, its compliance with the financial ratio covenants. Failure to comply with these financial ratio covenants would result in a violation of the Senior Secured Credit Agreement and, absent a waiver or amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under the Senior Secured Credit Agreement.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The calculations of the components of the Company’s financial covenant ratios are listed below:

Twelve Months Ended
In millions	December 31, 2006

Net Loss	$(100.5)
Income Tax Expense	20.2
Interest Expense, Net	171.6
Depreciation and Amortization	196.0
Dividends Received, Net of Earnings of Equity Affiliates	1.3
Pension, Postemployment and Postretirement Benefits Expense	32.2
Merger Related Expenses	0.7
Write-Down of Assets	3.9

Credit Agreement EBITDA	$325.4

Twelve Months Ended
In millions	December 31, 2006

Interest Expense, Net	$171.6
Amortization of Deferred Debt Issuance Costs	(8.8)
Credit Agreement Interest Expense Adjustments(a)	0.1

Consolidated Interest Expense(b)	$162.9

As of
In millions	December 31, 2006

Short Term Debt	$12.0
Long Term Debt	1,910.7

Total Debt	$1,922.7

Notes:

(a)	Credit agreement interest expense adjustments include the discount from the financing of receivables.

(b)	Consolidated Interest Expense is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Consolidated Interest Expense is defined as consolidated interest expense (b) minus consolidated interest income plus any discount from the financing of receivables.

The Senior Secured Credit Agreement, as amended, requires adjustment to the pricing for the Senior Secured Term Loan Facility by increasing the applicable margin by 0.25% if, and for so long as, the Company’s indebtedness under the Senior Secured Credit Agreement, as amended, is rated less than B+ by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.) or less than B1 by Moody’s Investors Service, Inc.

The Senior Notes are rated B- by Standard & Poor’s and B2 by Moody’s Investor Services. The Senior Subordinated Notes are rated B- by Standard & Poor’s and B3 by Moody’s Investor Services. The Company’s indebtedness under the Senior Secured Credit Agreement, as amended, is rated B+ by Standard & Poor’s and Ba2 by Moody’s Investor Services. As of December 31, 2006, both Standard & Poor’s and Moody’s Investor Services’ ratings on the Company remain on negative outlook.

If the negative impact of inflationary pressures on key inputs continues, or depressed selling prices, lower sales volumes, increased operating costs or other factors have a negative impact on the Company’s ability to increase its profitability, the Company may not be able to maintain its compliance with the financial covenants in its Senior Secured Credit Agreement, as amended. The Company’s ability to comply in future periods with the financial covenants in the Senior Secured Credit Agreement, as amended, will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial,

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

business and other factors, many of which are beyond the Company’s control and will be substantially dependent on the selling prices for the Company’s products, raw material and energy costs, and the Company’s ability to successfully implement its overall business strategies, and meet its profitability objective. If a violation of any of the covenants occurred, the Company would attempt to obtain a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The Senior Secured Credit Agreement and the indentures governing the Senior Subordinated Notes and the Senior Notes have covenants as well as certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions. If an event of default occurs, the lenders are entitled to declare all amounts owed to be due and payable immediately. The Senior Secured Credit Agreement, as amended, is collateralized by substantially all of the Company’s domestic assets.

NOTE 6 — STOCK INCENTIVE PLANS

The Company has eight equity compensation plans. The Company’s only active plan as of December 31, 2006 is the Graphic Packaging Corporation 2004 Stock and Incentive Compensation Plan (“2004 Plan”), pursuant to which the Company may grant stock options, stock appreciation rights, restricted stock, restricted stock units and other types of stock-based awards to employees and directors of the Company. The other plans are the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan (“2003 LTIP”), the 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan (“2003 Directors Plan”), the Riverwood Holding, Inc. 2002 Stock Incentive Plan (“2002 SIP”), the Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan (“1999 LTIP”), the Riverwood Holding, Inc. Stock Incentive Plan (“1996 SIP”), the Graphic Packaging Equity Incentive Plan (“EIP”), and the Graphic Packaging Equity Compensation Plan for Non-Employee Directors (“Graphic NEDP”). Stock options and other awards granted under all of the Company’s plans generally vest and expire in accordance with terms established at the time of grant (except as noted below with respect to accelerated vesting). Compensation costs are recognized on a straight-line basis over the requisite service period of the award.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of the SFAS No. 123R, using the modified-prospective transition method. The modified-prospective transition method applies to new awards granted, unvested awards as of the date of adoption, and to awards modified, repurchased, or cancelled after the date of adoption. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. For a further discussion regarding SFAS 123R see Note 2.

Stock Options

Prior to January 1, 2006, the Company applied APB Opinion No. 25 “Accounting for Stock Issued to Employees,” and related interpretations in accounting for stock options issued under its plans. Accordingly, the Company recognized compensation expense for stock options when the exercise price was less than the related fair value at the date of grant or when the performance criteria was met.

The Company did not grant any options in 2006 or 2005. The weighted average fair value of stock options is estimated to be $2.73 per option as of the date of grant for stock options granted in 2004. The Company used the Black-Scholes Merton option pricing model to value stock options with the following assumptions: dividend yield of zero, expected volatility ranging from 0% to 74%, risk-free interest rates ranging from 4.23% to 6.75%, a zero forfeiture rate and an expected life of 3 to 10 years.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information pertaining to stock options outstanding and exercisable at December 31, 2006 and the option exercise price range per plan. No options have been granted under the 2004 Plan or the 2003 Directors Plan, so these plans have been omitted from the table.

		Weighted					Weighted Average
		Average			Exercise		Remaining
	Shares Subject	Exercise	Shares Subject to	Weighted Average	Price		Contractual Life
Plan	to Options	Price	Exercisable Options	Exercise Price	Range		in Years

2003 LTIP	1,222,866	$6.18	1,222,866	$6.18	$4.45	to $6.57	6.7
2002 SIP	6,503,948	7.88	6,503,948	7.88	7.88		5.0
1999 LTIP	774,952	6.57	774,952	6.57	6.57		2.4
1996 SIP	3,544,558	5.27	3,544,558	5.27	3.28	to 6.57	1.5
EIP	2,830,950	7.48	2,830,950	7.48	1.56	to 13.74	6.1
Graphic NEDP	9,213	4.39	9,213	4.39	2.88	to 12.47	2.4

Total	14,886,487	$6.97	14,886,487	$6.97	—		4.4

As of December 31, 2006 and 2005, there were exercisable options in the amount of 14,886,487 and 15,944,339, respectively.

A summary of option activity during the three years ended December 31, 2006 is as follows:

		Weighted Average
	Options	Exercise Price

Outstanding — December 31, 2003	17,109,915	$7.17
Granted	62,500	4.60
Exercised	(149,828)	2.63
Canceled	(364,691)	6.56

Outstanding — December 31, 2004	16,657,896	6.81
Canceled	(713,557)	6.17

Outstanding — December 31, 2005	15,944,339	6.84
Exercised	(237,000)	3.13
Canceled	(820,852)	5.54

Outstanding — December 31, 2006	14,886,487	$6.97

Stock Awards, Restricted Stock and Restricted Stock Units

The Company’s 2004 Plan and the 2003 LTIP permit the grant of stock awards, restricted stock and restricted stock units (“RSUs”). All restricted stock and RSUs vest and become unrestricted in one to five years from date of grant. Upon vesting, RSUs granted in 2005 and 2006 are payable 50% in cash and 50% in shares of common stock. All other RSUs are payable in shares of common stock.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Data concerning stock awards, restricted stock and RSUs granted in the years ended December 31:

Shares in thousands	2006	2005	2004

RSUs — Employees	2,239	506	38
Weighted-average price per share	$2.83	$4.84	$4.70
Stock Awards — Board of Directors	71	—	—
Weighted-average price per share	$3.39	—	—
Restricted Stock — Board of Directors	—	67	60
Weighted-average price per share	—	$3.59	$5.72

The value of the RSUs is based on the market value of the Company’s common stock on the date of grant. The shares payable in cash are subject to variable accounting and marked to market accordingly. The RSUs payable in cash are recorded as liabilities, whereas the RSUs payable in shares are recorded in Shareholders’ Equity. At December 31, 2006, the Company had 2,375,379 RSUs outstanding. The unrecognized expense at December 31, 2006 is approximately $4 million and is expected to be recognized over a weighted average period of 2.0 years.

The value of restricted stock and stock awards is based on the market value of the Company’s common stock at the date of grant and recorded as a component of Shareholders’ Equity.

During 2006, 2005 and 2004, $6.5 million, $4.0 million and $4.1 million, respectively was charged to compensation expense.

During 2006 and 2005, the Company also issued 27,890 and 23,071 shares of phantom stock, representing compensation deferred by one of its directors. These shares of phantom stock vest on the date of grant and are payable upon termination of service as a director. The Company also has an obligation to issue 192,565 shares in payment of employee deferred compensation.

NOTE 7 — LEASES AND PURCHASE OBLIGATIONS

The Company leases certain warehouse facilities, office space, data processing equipment and plant equipment under long-term, non-cancelable contracts that expire at various dates. At December 31, 2006, total minimum rental payments under these leases were as follows:

In millions	At December 31,

2007	$11.8
2008	10.3
2009	8.9
2010	6.0
2011	4.1
Thereafter	9.6

Total	$50.7

Total rental expense was $13.8 million, $13.4 million and $12.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company has entered into other long-term contracts principally for the purchase of fiber, chip processing and electricity. The minimum purchase commitments extend beyond 2011. Commitments under these contracts are $51.8 million in 2007, $47.7 million in 2008, $50.4 million in 2009, $49.3 million in 2010 and $49.3 million in 2011. Total commitments beyond the year 2011 are $334.6 million.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 — ENVIRONMENTAL AND LEGAL MATTERS

Environmental Matters

The Company is subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the management, treatment and disposal of hazardous substances, solid waste and hazardous wastes, the investigation and remediation of contamination resulting from historical site operations and releases of hazardous substances, and the health and safety of employees. Compliance initiatives could result in significant costs, which could negatively impact the Company’s financial position, results of operations or cash flows. Any failure to comply with such laws and regulations or any permits and authorizations required thereunder could subject the Company to fines, corrective action or other sanctions.

In addition, some of the Company’s current and former facilities are the subject of environmental investigations and remediations resulting from historical operations and the release of hazardous substances or other constituents. Some current and former facilities have a history of industrial usage for which investigation and remediation obligations may be imposed in the future or for which indemnification claims may be asserted against the Company. Also, potential future closures or sales of facilities may necessitate further investigation and may result in future remediation at those facilities.

During the first quarter of 2006, the Company self-reported certain violations of its Title V permit under the federal Clean Air Act for its West Monroe, Louisiana mill to the Louisiana Department of Environmental Quality (the “LADEQ”). The violations relate to the collection, treatment and reporting of hazardous air pollutants. The Company recorded $0.6 million of expense in the first quarter of 2006 for compliance costs to correct the technical issues causing the Title V permit violations. The Company received a consolidated Compliance Order and notice of potential penalty dated July 5, 2006 from the LADEQ indicating that the Company may be required to pay civil penalties for violations that occurred from 2001 through 2005. Although the Company believes that it is reasonably possible that the LADEQ will assess some penalty, at this time the amount of such penalty is not estimable.

The Company has established reserves for those facilities or issues where liability is probable and the costs are reasonably estimable. Except for the Title V permit issue described above, for which it is too early in the investigation and regulatory process to make a determination, the Company believes that the amounts accrued for all of its loss contingencies, and the reasonably possible loss beyond the amounts accrued, are not material to the Company’s financial position, results of operations or cash flows. Except for the compliance costs described above relating to the West Monroe, Louisiana mill, the Company cannot estimate with certainty other future corrective compliance, investigation or remediation costs, all of which the Company currently considers to be remote. Costs relating to historical usage or indemnification claims that the Company considers to be reasonably possible are not quantifiable at this time. The Company will continue to monitor environmental issues at each of its facilities and will revise its accruals, estimates and disclosures relating to past, present and future operations as additional information is obtained.

Legal Matters

The Company is a party to a number of lawsuits arising in the ordinary conduct of its business. Although the timing and outcome of these lawsuits cannot be predicted with certainty, the Company does not believe that disposition of these lawsuits will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 9 — POSTRETIREMENT AND OTHER BENEFITS

As discussed in Note 2, the Company adopted the balance sheet recognition requirements of SFAS No. 158 at December 31, 2006.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

OVERVIEW OF U.S. PLANS

The Company maintains defined benefit pension plans for its U.S. employees. Benefits are based on years of service and average base compensation levels over a period of years. The Company’s funding policies with respect to its U.S. pension plans are to contribute funds to trusts as necessary to at least meet the minimum funding requirements of the U.S. Internal Revenue Code. Plan assets are invested in equities and fixed income securities.

The Company also sponsors three postretirement health care plans that provide medical and life insurance coverage to eligible salaried and hourly retired U.S. employees and their dependents. One of the salaried plans closed to new employees who began employment after December 31, 1993 and the other salaried plan closed to new employees who began after June 15, 1999.

Pension and Postretirement Expense

The pension and postretirement expenses related to the U.S. plans consisted of the following:

	Pension Benefits			Postretirement Benefits
	Year Ended December 31,
In millions	2006	2005	2004	2006	2005	2004

Components of Net Periodic Cost:
Service Cost	$16.4	$14.5	$14.1	$1.0	$0.9	$0.9
Interest Cost	33.2	30.8	28.9	2.5	2.3	2.8
Expected Return on Plan Assets	(32.0)	(30.8)	(29.3)	—	—	—
Amortizations:
Prior Service Cost	2.4	2.6	2.6	0.1	0.1	(0.2)
Actuarial Loss (Gain)	6.0	3.3	2.4	—	(0.2)	0.4
Special One Time Benefit	—	1.2	—	—	—	—
Curtailment Loss	—	0.4	—	—	—	—

Net Periodic Cost	$26.0	$22.0	$18.7	$3.6	$3.1	$3.9

In 2005, a special one time benefit expense of $1.2 million was recorded for those plan participants at one of the Company’s facilities who elected to take early retirement with unreduced benefits. In addition, a curtailment charge of $0.4 million, for the write-off of prior service costs, was recorded relating to the closure of the Clinton facility.

Certain assumptions used in determining the pension and postretirement expense were as follows:

	Pension Benefits			Postretirement Benefits
	Year Ended December 31,
	2006	2005	2004	2006	2005	2004

Weighted Average Assumptions:
Discount Rate	5.75%	6.00%	6.25%	5.65%	5.80%	6.00%
Rate of Increase in Future Compensation Levels	4.50%	4.50%	4.50%	—	—	—
Expected Long-Term Rate of Return on Plan Assets	8.25%	8.25%	8.25%	—	—	—
Initial Health Care Cost Trend Rate	—	—	—	9.00%	8.50%	9.00%
Ultimate Health Care Cost Trend Rate(a)	—	—	—	5.00%	5.00%	5.00%
Ultimate Year(a)	—	—	—	2014	2012	2012

Note:

(a)	One of the salaried plan’s costs was capped beginning in 1999.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Funded Status

The following table sets forth the funded status of the U.S. pension and postretirement plans as of December 31:

			Postretirement
	Pension Benefits		Benefits
In millions	2006	2005	2006	2005

Change in Benefit Obligation:
Benefit Obligation at Beginning of Year	$575.0	$514.7	$44.5	$50.2
Service Cost	16.4	14.5	1.0	0.9
Interest Cost	33.2	30.8	2.5	2.3
Actuarial (Gain) / Loss	(9.3)	36.9	(0.3)	(6.9)
Special One Time Benefit	—	1.2	—	—
Amendments	3.3	(1.1)	—	1.4
Benefits Paid	(24.0)	(22.0)	(2.8)	(3.4)
Change in Claim Reserve	—	—	0.2	—
Retiree Drug Subsidy Paid	—	—	0.1	—

Benefit Obligation at End of Year	$594.6	$575.0	$45.2	$44.5

Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Year	$391.8	$376.6	$—	$—
Actual Return on Plan Assets	48.2	19.5	—	—
Employer Contributions	25.9	17.7	2.8	3.4
Benefits Paid	(24.0)	(22.0)	(2.8)	(3.4)

Fair Value of Plan Assets at End of Year	$441.9	$391.8	$—	$—

Plan Assets Less than Projected Benefit Obligation	$(152.7)	$(183.2)	$(45.2)	$(44.5)
Unrecognized Net Actuarial Loss (Gain)	N/A (a)	96.6	N/A (a)	(1.3)
Unrecognized Prior Service Cost	N/A (a)	7.4	N/A (a)	0.3

Net Amount Recognized	$(79.3)	$(79.2)	$(46.3)	$(45.5)

Amounts Recognized in the Consolidated Balance Sheets Consist of:
Pension Intangible Asset	$—	$8.2	$—	$—
Accrued Pension and Postretirement Benefits Liability — Current	(0.3)	N/A (a)	(2.6)	N/A (a)
Accrued Pension and Postretirement Benefits Liability — Noncurrent	(152.4)	N/A (a)	(42.6)	N/A (a)
Accrued Benefit Liability	N/A (a)	(160.8)	N/A (a)	(45.5)
Accumulated Other Comprehensive Income	N/A (a)	73.4	N/A (a)	—
Net Actuarial Loss (Gain)	65.0	N/A (a)	(1.3)	N/A (a)
Prior Service Cost	8.4	N/A (a)	0.2	N/A (a)

Net Amount Recognized	$(79.3)	$(79.2)	$(46.3)	$(45.5)

Weighted Average Assumptions:
Discount Rate	5.95% to 6.05%(b )	5.75%	5.80% to 6.05%(c )	5.65%
Rates of Increase in Future Compensation Levels	4.00%	4.50%	—	—
Initial Health Care Cost Trend Rate	—	—	9.00%	9.00%
Ultimate Health Care Cost Trend Rate(d)	—	—	5.00%	5.00%
Ultimate Year(d)	—	—	2015	2014

Note:

(a)	Not applicable due to a change in Accounting Standard.

(b)	Discount rates assumed for each plan ranged from 5.95% to 6.05%.

(c)	Discount rates assumed for each plan ranged from 5.80% to 6.05%.

(d)	One of the salaried plans assumes no future increases in employer subsidies.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information for Pension Plans

The accumulated benefit obligation for all defined benefit plans was $575.9 million and $551.0 million at December 31, 2006 and 2005, respectively.

For plans with accumulated benefit obligations in excess of plan assets, at December 31, the projected benefit obligation, accumulated benefit obligation and fair value of the plan assets were:

In millions	2006	2005

Projected Benefit Obligation	$594.6	$575.0
Accumulated Benefit Obligation	575.9	551.0
Fair Value of Plan Assets	441.9	391.8

The Company’s approach to developing its expected long-term rate of return on pension plan assets combines an analysis of historical investment performance by asset class, the Company’s investment guidelines and current and expected economic fundamentals.

The Company’s retirement plan asset allocation at December 31, 2006 and 2005 and target allocation for 2007 by asset category are as follows:

		Percentage of
		Plan Assets at
		December 31,

	Target
	Allocation
	2007	2006	2005

Asset Category:
Equity Securities	60.0%	62.0%	62.7%
Debt Securities	40.0	37.9	37.1
Cash	—	0.1	0.2

Total	100.0%	100.0%	100.0%

Active management of assets is used in asset classes and strategies where there is a potential to add value over a passive benchmark. Investment risk is measured and monitored on an on-going basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

At December 31, 2006 and 2005, pension investments did not include any direct investments in the Company’s stock or the Company’s debt.

During 2006 and 2005, the Company made $25.9 million and $17.7 million, respectively of contributions to its U.S. pension plans. For 2007, the Company expects to make contributions of approximately $28 million.

Information for Postretirement Benefits

During 2006 and 2005, the Company made postretirement benefit payments of $2.7 million and $2.6 million, respectively.

Assumed health care cost trend rates affect the amounts reported for postretirement health care benefit plans. A one-percentage-point change in assumed health care trend rates would have the following effects on 2006 data:

	One Percentage Point
In millions	Increase	Decrease

Health Care Trend Rate Sensitivity:
Effect on Total Interest and Service Cost Components	$0.3	$(0.3)
Effect on Year-End Postretirement Benefit Obligation	3.5	(3.1)

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimated Future Benefit Payments

The following represents the Company’s estimated future pension and postretirement benefit payments through the year 2016:

		Postretirement
In millions	Pension Plans	Benefits

2007	$26.4	$2.7
2008	28.0	2.7
2009	30.0	3.0
2010	32.1	3.2
2011	34.2	3.5
2012 — 2016	207.5	18.3

Information for Postemployment Benefits

The Company maintains postemployment benefits for U.S. employees. Certain benefits are based on years of service. The Company recorded an entry to Accumulated Other Comprehensive Income for the net actuarial loss of $6.1 million.

Net Periodic Benefit Costs

During 2007, amounts expected to be recognized in Net Periodic Benefit Costs are as follows:

		Postretirement	Postemployment
In millions	Pension Plans	Benefits	Benefits

Recognition of Prior Service Cost	$2.8	$0.1	$—
Recognition of Actuarial Loss (Gain)	2.3	(0.1)	0.6

DEFINED CONTRIBUTION PLANS

The Company provides defined contribution plans for eligible U.S. employees. The Company’s contributions to the plans are based upon employee contributions and the Company’s annual operating results. Contributions to these plans for the years ended December 31, 2006, 2005 and 2004 were $7.8 million, $8.2 million and $7.3 million, respectively.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

INTERNATIONAL PENSION PLANS

Pension Expense

The Company maintains international defined benefit pension plans that are both noncontributory and contributory and are funded in accordance with applicable local laws. The pension or termination benefits are based primarily on years of service and the employees’ compensation.

The U.K. defined benefit plan was frozen effective March 31, 2001 and replaced with a defined contribution plan. The Company’s contribution to the plan is based on employee contributions.

The pension expense related to the international plans consisted of the following:

	Year Ended December 31,
In millions	2006	2005	2004

Components of Net Periodic Pension Cost:
Service Cost	$0.6	$0.5	$0.6
Interest Cost	6.4	6.3	6.4
Expected Return on Plan Assets	(8.4)	(7.1)	(5.9)
Amortizations:
Actuarial Loss	0.3	0.6	0.8

Net Periodic Pension (Income) Cost	$(1.1)	$0.3	$1.9

Weighed Average Assumptions:
Discount Rate	4.80%	5.25%	5.50%
Rates of Increase in Future Compensation Levels	0.00%	0.00%	0.00%
Expected Long-Term Rate of Return on Plan Assets	7.00%	7.00%	6.25%

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Funded Status

The following table sets forth the funded status of the international pension plans as of December 31:

In millions	2006	2005

Change in Benefit Obligation:
Benefit Obligation at Beginning of Year	$126.5	$129.1
Service Cost	0.6	0.5
Interest Cost	6.4	6.3
Actuarial Loss	2.7	10.1
Foreign Exchange Translation	17.8	(13.7)
Expenses Paid	(0.3)	(0.5)
Benefits Paid	(5.5)	(5.3)

Benefit Obligation at End of Year	$148.2	$126.5

Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Year	$114.0	$109.3
Actual Return on Plan Assets	10.3	20.7
Foreign Exchange Translation	16.2	(12.1)
Expenses Paid	(0.3)	(0.5)
Employer Contribution	1.8	1.9
Benefits Paid	(5.5)	(5.3)

Fair Value of Plan Assets at End of Year	$136.5	$114.0

Plan Assets Less Than Projected Benefit Obligation	$(11.7)	$(12.5)
Unrecognized Net Actuarial Loss	N/A (a)	16.6

Net Amount Recognized	$7.8	$4.1

Amounts Recognized in the Consolidated Balance Sheets Consist of:
Accrued Pension Liability — Noncurrent	$(11.7)	$(12.5)
Accumulated Other Comprehensive Income	N/A (a)	16.6
Net Actuarial Loss	19.5	N/A (a)

Net Amount Recognized	$7.8	$4.1

Weighted Average Assumptions:
Discount Rate	5.10%	4.80%
Rates of Increase in Future Compensation Levels	0.00%	0.00%

Note:

(a) Not applicable due to a change in Accounting Standard.

The accumulated benefit obligation for the Company’s international defined benefit plan was $148.2 million and $126.5 million at December 31, 2006 and 2005, respectively.

The Company’s approach to developing its expected long-term rate of return on pension plan assets combines an analysis of historical investment performance by asset class, the Company’s investment guidelines and current and expected economic fundamentals.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s retirement plan asset allocation at December 31, 2006 and 2005 and target allocation for 2007 by asset category are as follows:

		Percentage of
	Target	Plan Assets at
	Allocation	December 31,
In millions	2007	2006	2005

Asset Category:
Equity Securities	70.0%	69.0%	71.0%
Debt Securities	30.0	30.0	27.4
Cash	—	1.0	1.6

Total	100.0%	100.0%	100.0%

Active management of assets is used in asset classes and strategies where there is a potential to add value over a passive benchmark. Investment risk is measured and monitored on an on-going basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

During 2006 and 2005, the Company made $1.8 million and $1.9 million, respectively of contributions to its international pension plan. For 2007, the Company expects to make contributions of approximately $2 million.

Estimated Future Benefit Payments

The following represents the Company’s estimated future benefit payments through the year 2016:

In millions

2007	$5.5
2008	5.6
2009	5.7
2010	5.7
2011	5.8
2012 — 2016	32.9

During 2007, $0.3 million of the net actuarial loss is expected to be recognized in Net Periodic Benefit Costs.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ADOPTION OF SFAS NO. 158

The table below summarizes the minimum pension liability adjustment (“AMPLA”) and the incremental effect of applying SFAS No. 158 to the Company’s Pension Plans and Postretirement and Postemployment Benefits by line item on the Company’s Consolidated Balance Sheet as of December 31, 2006:

			Pre-SFAS	SFAS No. 158
	Pre-SFAS		No. 158	Adoption	After Application
In millions	No. 158	AMPLA	with AMPLA	Adjustments	of SFAS No. 158

Deferred Income Tax Assets(a)	$—	$—	$—	$—	$—
Intangible Asset	8.2	(0.4)	7.8	(7.8)	—

Pension Liability	(169.7)	23.7	(146.0)	(18.4)	(164.4)
Postretirement Liability	(46.3)	—	(46.3)	1.1	(45.2)
Postemployment Liability	(1.4)	—	(1.4)	(6.1)	(7.5)

Total Liabilities	$(217.4)	$23.7	$(193.7)	$(23.4)	$(217.1)

Accumulated Other Comprehensive Income, Pension — Net of Tax(a)	$90.0	$(23.3)	$66.7	$26.2	$92.9
Accumulated Other Comprehensive Income, Postretirement — Net of Tax(a)	—	—	—	(1.1)	(1.1)
Accumulated Other Comprehensive Income, Postemployment — Net of Tax(a)	—	—	—	6.1	6.1

Total Shareholders’ Equity	$90.0	$(23.3)	$66.7	$31.2	$97.9

Note:

(a)	Deferred Income Tax Assets are fully offset by a Valuation Allowance.

NOTE 10 — INCOME TAXES

The U.S. and international components of Loss before Income Taxes and Equity in Net Earnings of Affiliates consisted of the following:

	Year Ended December 31,
In millions	2006	2005	2004

U.S.	$(66.3)	$(60.7)	$(35.4)
International	(11.3)	(8.6)	(0.6)

Loss before Income Taxes and Equity in Net Earnings of Affiliates	$(77.6)	$(69.3)	$(36.0)

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provisions for Income Tax (Expense) Benefit on Loss before Income Taxes and Equity in Net Earnings of Affiliates consisted of the following:

	Year Ended December 31,
In millions	2006	2005	2004

Current
U.S. Federal	$—	$0.2	$—
U.S. State and Local	—	—	(0.5)
International	(0.4)	1.5	(3.9)

Total Current	(0.4)	1.7	(4.4)

Deferred
U.S.	(19.8)	(19.5)	(19.1)
International	(0.6)	(4.2)	(5.1)

Total Deferred	(20.4)	(23.7)	(24.2)

Income Tax Expense	$(20.8)	$(22.0)	$(28.6)

A reconciliation of Income Tax Expense on Loss before Income Taxes and Equity in Net Earnings of Affiliates at the federal statutory rate of 35% compared with the Company’s actual Income Tax Expense is as follows:

	Year Ended December 31,
In millions	2006	Percent	2005	Percent	2004	Percent

Income Tax Benefit at U.S. Statutory Rate	$27.2	35.0%	$24.2	35.0%	$12.6	35.0%
U.S. State and Local Tax Benefit	2.3	3.0	1.3	1.9	1.2	3.5
Valuation Allowance on Current Year Benefit	(25.5)	(32.9)	(24.8)	(36.0)	(17.2)	(47.9)
International Tax Rate Differences	(1.2)	(1.5)	0.5	0.8	0.1	0.2
Valuation Allowance Adjustment	(3.7)	(4.8)	(6.1)	(8.8)	(3.2)	(8.9)
Amortization of Goodwill	(19.6)	(25.3)	(19.5)	(28.1)	(19.1)	(53.1)
Foreign Withholding Tax	(0.2)	(0.2)	(0.1)	(0.1)	(0.4)	(1.1)
Adjustment to Tax Contingencies	0.1	0.1	2.5	3.6	(2.5)	(6.9)
Other	(0.2)	(0.2)	—	—	(0.1)	(0.3)

Income Tax Expense	$(20.8)	(26.8)%	$(22.0)	(31.7)%	$(28.6)	(79.5)%

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31 were as follows:

In millions	2006	2005

Short-Term Deferred Tax Assets
Compensation Based Accruals	$17.6	$17.0
Other	4.0	4.6
Valuation Allowance	(9.9)	(8.5)

Net Short-Term Deferred Tax Assets	$11.7	$13.1

Long-Term Deferred Tax Assets
Net Operating Loss Carryforwards	541.2	494.2
Pension Accrual	62.3	62.5
Tax Credits	13.6	13.3
Other	60.5	55.7
Valuation Allowance	(332.6)	(274.9)

Net Long-Term Deferred Tax Assets	$345.0	$350.8

Long-Term Deferred Tax Liabilities
Property, Plant and Equipment	$(324.7)	$(325.4)
Goodwill	(108.8)	(89.2)
Other Intangibles	(37.1)	(41.3)
Other	(4.6)	(5.6)

Total Long-Term Deferred Tax Liabilities	$(475.2)	$(461.5)

Net Deferred Tax Liability	$(118.5)	$(97.6)

The Company has reviewed the net deferred tax assets as of December 31, 2006 and 2005, respectively, and determined that it is more likely than not that some or all of the net deferred tax assets will not be realized. The valuation allowance of $342.5 million and $283.4 million at December 31, 2006 and 2005, respectively, is maintained on the remaining net deferred tax assets for which the Company has not determined that realization is more likely than not. Of the total valuation allowance, $32.9 million relates to foreign jurisdictions and the remaining $309.6 million relates to the U.S. The need for a valuation allowance is made on a country-by-country basis and the amount of the valuation allowance has increased as of December 31, 2006, over 2005 primarily due to operating activities in various countries in 2006 and changes in deferred tax balances. As of December 31, 2006, the Company has concluded that due to difficulty in maintaining profitability and the lack of sufficient future taxable income of the appropriate character, realization is less than more likely than not on the deferred tax assets related primarily to the Company’s Brazil, Germany, France, Hong Kong, Sweden, Mexico and the United Kingdom operations and as a result, a valuation allowance of $3.9 million for these operations was accrued in 2006. An additional valuation allowance was also accrued during 2006 for the U.S.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The U.S. federal net operating loss carryforwards expire as follows:

In millions

2012	$385.2
2018	295.0
2019	196.8
2021	144.2
2022	72.1
2023	122.0
2025	24.2
2026	104.1

Total	$1,343.6

U.S. state net operating loss carryforward amounts total $809.5 million and expire in various years.

International net operating loss carryforward amounts total $80.7 million of which substantially all have no expiration date.

As of December 31, 2006, the Company, in accordance with APB Opinion 23, Accounting for Income Taxes, Special Areas, has determined that $67.2 million of undistributed foreign earnings are not intended to be reinvested indefinitely by its non-U.S. subsidiaries. Deferred income tax was recorded as a reduction to the Company’s net operating losses on these undistributed earnings as well as the financial statement carrying value in excess of tax basis in the amount of $30.2 million. As of December 31, 2005, the Company had determined that $71.5 million of undistributed foreign earnings were not intended to be reinvested indefinitely. Deferred income tax was recorded as a reduction to the Company’s net operating losses on these undistributed earnings as well as the financial statement carrying value in excess of tax basis in the amount of $35.8 million. Prior to 2004, the Company’s intent was to permanently reinvest its foreign earnings. It is not practicable to determine the amount of unrecognized deferred U.S. income tax liability on these unremitted earnings. The Company periodically determines whether the non-U.S. subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination as appropriate. The Company has determined that it is not beneficial to utilize the temporary incentive related to the repatriation of earnings accumulated outside the U.S. as provided in the American Jobs Creation Act of 2004.

NOTE 11 —	FINANCIAL INSTRUMENTS, DERIVATIVES AND HEDGING ACTIVITIES

The Company is exposed to fluctuations in interest rates on its variable debt, fluctuations in foreign currency transaction cash flows and variability in cash flows attributable to certain commodity purchases. The Company actively monitors these fluctuations and periodically uses derivatives and other financial instruments to hedge exposures to interest, currency and commodity risks. The Company’s use of derivative instruments may result in short-term gains or losses and may increase volatility in its earnings. In addition, these instruments involve, to varying degrees, elements of market and credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. The Company does not trade or use derivative instruments with the objective of earning financial gains on interest or currency rates, nor does it use leveraged instruments or instruments where there are no underlying exposures identified.

Interest Rate Risk

The Company uses interest rate swaps to manage interest rate risks on future income caused by interest rate changes on its variable rate Term Loan facility. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. At December 31, 2006, the Company had interest rate swap agreements with a notional amount of $550 million, which expire on various

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dates from 2007 to 2009 under which the Company will pay fixed rates of 3.27% to 5.46% and receive the three-month LIBOR rates.

During 2006 and 2005, there were no ineffective portions related to changes in the fair value of the interest rate swap agreements. Additionally, there were no amounts excluded from the measure of effectiveness.

Commodity Risk

To manage risks associated with future variability in cash flows and price risk attributable to certain commodity purchases, the Company entered into natural gas swap contracts to hedge prices for a portion of its natural gas requirements through 2008 with a weighted average contractual rate of $8.57 per MMBTU. Such contracts are designated as cash flow hedges. When a contract matures, the resulting gain or loss is reclassified into Cost of Sales concurrently with the recognition of the commodity purchased. The ineffective portion of the swap contracts change in fair value, if any, would be recognized immediately in earnings. During 2006 and 2005, there were minimal amounts of ineffective portions related to changes in fair value of natural gas swap contracts. Additionally, there were no amounts excluded from the measure of effectiveness.

Foreign Currency Risk

The Company enters into forward exchange contracts to manage risks associated with future variability in cash flows resulting from anticipated foreign currency transactions that may be adversely affected by changes in exchange rates. Gains/losses, if any, related to these contracts are recognized in income when the anticipated transaction affects income.

At December 31, 2006 and 2005, multiple forward exchange contracts existed that expire on various dates throughout 2007. Those purchased forward exchange contracts outstanding at December 31, 2006, when measured in U.S. dollars at December 31, 2006 exchange rates, had notional amounts totaling $140.2 million. Those purchased forward exchange contracts outstanding at December 31, 2005, when measured in U.S. dollars at December 31, 2005 exchange rates, had notional amounts totaling $125.6 million.

No amounts were reclassified to earnings during 2006 or 2005 in connection with forecasted transactions that were no longer considered probable of occurring and there was no amount of ineffective portion related to changes in the fair value of foreign currency forward contracts. Additionally, there were no amounts excluded from the measure of effectiveness.

Derivatives not Designated as Hedges

The Company enters into forward exchange contracts to effectively hedge substantially all of accounts receivable resulting from transactions denominated in foreign currencies in order to manage risks associated with foreign currency transactions adversely affected by changes in exchange rates. At December 31, 2006 and 2005, multiple foreign currency forward exchange contracts existed, with maturities ranging up to three months. Those forward currency exchange contracts outstanding at December 31, 2006, when aggregated and measured in U.S. dollars at December 31, 2006 exchange rates, had net notional amounts totaling $6.6 million. Those forward currency exchange contracts outstanding at December 31, 2005, when aggregated and measured in U.S. dollars at December 31, 2005 exchange rates, had net notional amounts totaling $3.0 million. Generally, unrealized gains and losses resulting from these contracts are recognized in operations and approximately offset corresponding unrealized gains and losses recognized on these accounts receivable. These contracts are presently being and will continue to be marked to market through the income statement.

Foreign Currency Movement Effect

Net international currency exchange (gains) losses included in determining Income from Operations for the years ended December 31, 2006, 2005 and 2004 were $(2.3) million, $6.2 million and $4.6 million, respectively.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Derivative Instruments (Loss) Gain

The following is a reconciliation of changes in the fair value of the interest rate swap agreements, natural gas swaps and foreign currency forward contracts which have been recorded as Accumulated Derivative Instruments (Loss) Gain in the Statement of Shareholders’ Equity for years ended December 31, 2006, 2005 and 2004.

In millions	2006	2005	2004

Balance at January 1	$5.2	$(9.0)	$(12.7)
Reclassification to earnings	19.3	(11.4)	(6.7)
Current period change in fair value	(29.9)	25.6	10.4

Balance at December 31	$(5.4)	$5.2	$(9.0)

At December 31, 2006, the Company expects to reclassify $6.1 million of losses in 2007 from Accumulated Derivative Instruments (Loss) Gain to earnings, contemporaneously with and offsetting changes in the related hedged exposure. The actual amount that will be reclassified to future earnings may vary from this amount as a result of changes in market conditions.

Fair Value of Financial Instruments

The fair values of the Company’s financial assets at December 31, 2006 and 2005, equal the carrying values reported on the Consolidated Balance Sheets except for Long-Term Debt. The fair value of the Company’s Long-Term Debt was $1,960.5 million and $1,969.6 million as compared to the carrying amounts of $1,911.0 million and $1,968.5 million as of December 31, 2006 and 2005, respectively. The fair value of Long-Term Debt is based on quoted market prices.

NOTE 12 —	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The changes in the components of Accumulated Other Comprehensive Income (Loss) are as follows:

	Years Ended December 31,
	2006			2005			2004
	Pretax	Tax	Net	Pretax	Tax	Net	Pretax	Tax	Net
In millions	Amount	Effect	Amount	Amount	Effect	Amount	Amount	Effect	Amount

Accumulated Derivative Instruments (Loss) Gain	$(10.6)	$—	$(10.6)	$14.2	$—	$14.2	$3.7	$—	$3.7
Minimum Pension Liability Adjustment	23.3	—	23.3	(24.8)	—	(24.8)	(5.0)	—	(5.0)
Currency Translation Adjustment	14.7	—	14.7	(17.2)	—	(17.2)	10.4	—	10.4
Adjustment to initially apply SFAS No. 158 — Pension	(26.2)	—	(26.2)	—	—	—	—	—	—
Adjustment to initially apply SFAS No. 158 — Postretirement	1.1	—	1.1	—	—	—	—	—	—
Adjustment to initially apply SFAS No. 158 — Postemployment	(6.1)	—	(6.1)	—	—	—	—	—	—

Accumulated Other Comprehensive (Loss) Income	$(3.8)	$—	$(3.8)	$(27.8)	$—	$(27.8)	$9.1	$—	$9.1

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The balances of Accumulated Other Comprehensive Loss, net of applicable taxes are as follows:

	December 31,
In millions	2006	2005

Accumulated Derivative Instruments (Loss) Gain	$(5.4)	$5.2
Minimum Pension Liability Adjustment	—	(90.0)
Currency Translation Adjustment	(2.7)	(17.4)
Pension Benefit Plan	(92.9)	—
Postretirement Benefit Plan	1.1	—
Postemployment Benefit Plan	(6.1)	—

Accumulated Other Comprehensive Loss	$(106.0)	$(102.2)

NOTE 13 —	BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

The Company reports its results in two business segments: paperboard packaging and containerboard/other. These segments are evaluated by the chief operating decision maker based primarily on income from operations. The Company’s reportable segments are based upon strategic business units that offer different products. The paperboard packaging business segment includes the production and sale of paperboard for its beverage multiple packaging and consumer products packaging businesses from its West Monroe, Louisiana, Macon, Georgia and Kalamazoo, Michigan, carton converting facilities in the U.S., Europe, Brazil and Canada; and the design, manufacture and installation of packaging machinery related to the assembly of cartons. The containerboard/other business segment primarily includes the production and sale of linerboard, corrugating medium and kraft paper from paperboard mills in the U.S.

The Company’s customers are not concentrated in any specific geographic region, but are concentrated in certain industries. Customers of the Paperboard Packaging business segment include the beverage and consumer products packaging industries. Customers of the Containerboard/Other business segment include integrated and non-integrated containerboard converters. The Company did not have any one customer who accounted for 10% or more of the Company’s net sales during 2006, 2005 or 2004.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business segment information is as follows:

	Year Ended December 31,
In millions	2006	2005	2004

NET SALES:
Paperboard Packaging	$2,227.1	$2,208.1	$2,200.2
Containerboard/Other	94.6	86.2	95.3

Total	$2,321.7	$2,294.3	$2,295.5

INCOME (LOSS) FROM OPERATIONS:
Paperboard Packaging	$146.9	$161.3	$207.3
Containerboard/Other	(17.9)	(16.1)	(21.6)
Corporate(a)	(35.2)	(58.7)	(74.1)

Total	$93.8	$86.5	$111.6

CAPITAL EXPENDITURES:
Paperboard Packaging	$89.6	$98.5	$135.9
Containerboard/Other	2.6	2.3	2.5
Corporate	2.3	10.0	10.7

Total	$94.5	$110.8	$149.1

DEPRECIATION AND AMORTIZATION:
Paperboard Packaging	$155.0	$165.8	$170.2
Containerboard/Other	11.3	11.0	15.1
Corporate	22.2	22.0	37.8

Total	$188.5	$198.8	$223.1

In millions	2006	2005

ASSETS AT DECEMBER 31:
Paperboard Packaging(b)	$2,708.7	$2,762.1
Containerboard/Other(b)	102.9	116.9
Corporate(c)	422.0	477.0

Total	$3,233.6	$3,356.0

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business geographic area information is as follows:

	Year Ended December 31,
In millions	2006	2005	2004

NET SALES:
U.S./North America	$2,060.9	$2,034.2	$2,021.6
Central/South America	21.9	17.8	17.9
Europe	260.7	246.4	269.1
Asia Pacific	123.6	128.4	133.3
Eliminations(d)	(145.4)	(132.5)	(146.4)

Total	$2,321.7	$2,294.3	$2,295.5

INCOME (LOSS) FROM OPERATIONS:
U.S./North America	$84.0	$73.1	$86.4
Central/South America	(7.2)	(3.2)	(5.0)
Europe	3.4	6.5	18.3
Asia Pacific	12.9	12.9	14.9
Eliminations(d)	0.7	(2.8)	(3.0)

Total	$93.8	$86.5	$111.6

In millions	2006	2005

ASSETS AT DECEMBER 31:
U.S./North America	$2,560.0	$2,667.0
Central/South America	11.5	14.3
Europe	201.6	167.4
Asia Pacific	38.5	30.3
Corporate(c)	422.0	477.0

Total	$3,233.6	$3,356.0

Notes:

(a)	Primarily consists of unallocated general corporate expenses.

(b)	Certain mill assets are allocated based on production.

(c)	Corporate assets are principally cash and equivalents, other current assets, deferred tax assets, deferred loan costs and a portion of property, plant and equipment.

(d)	Represents primarily the elimination of intergeographic sales and profits from transactions between the Company’s U.S., Europe, Asia Pacific and Central/South America operations.

NOTE 14 — RESTRUCTURING CHARGES

In the first quarter of 2004, the Company adopted a plan and recorded a charge of $7.2 million to restructure some of its operations in its paperboard packaging segment by closing facilities, relocating equipment and severing employees in an effort to better position the Company to operate in the current business environment. The initial restructuring charge was reduced by $0.9 million in the second quarter of 2004 primarily for facility restoration and carrying costs as a building was sold sooner than anticipated and by $1.0 million in the fourth quarter of 2005 for a change in estimate for certain severance and other employee related termination costs.

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Through December 31, 2006, the Company has made payments for severance and other employee termination-related charges in the amount of $3.2 million and for equipment removal and facilities restoration in the amount of $2.1 million, both of which reduced the initial reserve. The table below reflects the 2004, 2005 and 2006 activity for the restructuring:

	Equipment	Facility Restoration	Severance/
In millions	Removal Costs	and Carrying Costs	Termination Benefits	Total

Provision in 2004	$1.4	$1.6	$4.2	$7.2
Payments in 2004	(0.6)	(0.1)	(1.1)	(1.8)
Change in Estimate	—	(0.9)	—	(0.9)

Balance at December 31, 2004	0.8	0.6	3.1	4.5
Payments in 2005	(0.8)	—	(1.5)	(2.3)
Change in Estimate	—	—	(1.0)	(1.0)

Balance at December 31, 2005	—	0.6	0.6	1.2
Payments in 2006	—	(0.6)	(0.6)	(1.2)

Balance at December 31, 2006	$—	$—	$—	$—

NOTE 15 — BRAZIL IMPAIRMENT

During the third quarter of 2006, the Company recognized an impairment charge of $3.9 million relating to its Sao Paulo, Brazil operations. In accordance with the FASB SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying value of these assets may exceed their current fair values. The continued and projected operating losses and negative cash flows led to the testing for impairment of long-lived assets. The fair value of the impaired assets was determined using the expected present value method and third party appraisals. The impairment charge is reflected as a component of Cost of Sales on the Consolidated Statement of Operations and as a component of Income from Operations in the Company’s Paperboard Packaging Segment.

NOTE 16 — RELATED PARTY TRANSACTIONS

On November 18, 1999, the Company loaned $5.0 million to Stephen M. Humphery pursuant to a non-interest bearing note due March 26, 2002. On December 19, 2001, the Company extended the maturity of the loan through March 26, 2007. At December 31, 2006 and 2005, this receivable was included in Other Current Assets and Other Assets on the Consolidated Balance Sheets, respectively.

Coors Brewing Company, a subsidiary of Molson Coors Brewing Company (formerly known as the Adolph Coors Company), accounted for approximately $74 million, $84 million and $110 million of the Company’s Net Sales for the year ended December 31, 2006, 2005 and 2004, respectively. The Company continues to sell packaging products to Coors Brewing Company. The loss of Coors Brewing Company as a customer in the foreseeable future could have a material effect on the Company’s results of operations. The supply agreement, as amended, effective April 1, 2003, with Coors Brewing Company will not expire until December 31, 2007. Mr. Jeffrey H. Coors, a member of the Company’s Board of Directors, was an Executive Vice President of the Adolph Coors Company from 1991 to 1992 and its President from 1985 to 1989. Together with family members and related trusts, Mr. Coors owns a significant interest in Molson Coors Brewing Company.

One of the Company’s subsidiaries, Golden Equities, Inc., is the general partner of Golden Properties, Ltd., a limited partnership in which Coors Brewing Company is the limited partner. Before the Merger, Golden Equities was a subsidiary of Graphic Packaging International Corporation. The partnership owns, develops,

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operates and sells certain real estate previously owned directly by Coors Brewing Company or Adolph Coors Company. Transactions between the Company and Golden Properties, Ltd. are eliminated in the consolidated financial statements.

NOTE 17 — QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Results of operations for the four quarters of 2006 and 2005 are shown below.

	2006
In millions, except per share amounts	First	Second	Third	Fourth	Total

Statement of Operations Data:
Net Sales	$556.5	$603.6	$595.9	$565.7	$2,321.7
Gross Profit	61.3	77.7	95.4	66.7	301.1
Income from Operations	9.8	26.0	42.7	15.3	93.8
Loss from Continuing Operations	(36.4)	(21.6)	(5.4)	(34.0)	(97.4)
(Loss) Income from Discontinued Operations, Net of Taxes	(0.3)	(1.2)	0.3	(1.9)	(3.1)
Net Loss	(36.7)	(22.8)	(5.1)	(35.9)	(100.5)
(Loss) Income Per Share — Basic:
Continuing Operations	(0.18)	(0.11)	(0.03)	(0.17)	(0.48)
Discontinued Operations	—	—	—	(0.01)	(0.02)
Total	(0.18)	(0.11)	(0.03)	(0.18)	(0.50)
(Loss) Income Per Share — Diluted:
Continuing Operations	(0.18)	(0.11)	(0.03)	(0.17)	(0.48)
Discontinued Operations	—	—	—	(0.01)	(0.02)
Total	(0.18)	(0.11)	(0.03)	(0.18)	(0.50)

	2005
In millions, except per share amounts	First	Second	Third	Fourth	Total

Statement of Operations Data:
Net Sales	$560.0	$598.3	$584.8	$551.2	$2,294.3
Gross Profit	66.1	85.2	96.5	60.6	308.4
Income from Operations	11.9	23.7	43.5	7.4	86.5
(Loss) Income from Continuing Operations	(29.9)	(19.5)	0.1	(40.8)	(90.1)
(Loss) Income from Discontinued Operations, Net of Taxes	0.3	(0.1)	0.5	(1.7)	(1.0)
Net (Loss) Income	(29.6)	(19.6)	0.6	(42.5)	(91.1)
(Loss) Income Per Share — Basic:
Continuing Operations	(0.15)	(0.10)	—	(0.20)	(0.45)
Discontinued Operations	—	—	—	(0.01)	(0.01)
Total	(0.15)	(0.10)	—	(0.21)	(0.46)
(Loss) Income Per Share — Diluted:
Continuing Operations	(0.15)	(0.10)	—	(0.20)	(0.45)
Discontinued Operations	—	—	—	(0.01)	(0.01)
Total	(0.15)	(0.10)	—	(0.21)	(0.46)

NOTE 18 —	DISCONTINUED OPERATIONS

On October 16, 2007, Graphic Packaging International Holding Sweden AB (the “Seller”), an indirect wholly-owned subsidiary of the Company, entered into a Sale and Purchase Agreement with Lagrumment

GRAPHIC PACKAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December nr 1031 Aktiebolg, a company organized under the laws of Sweden that will be renamed Fiskeby International Holding AB (the “Purchaser”), and simultaneously completed the transactions contemplated by such agreement. Pursuant to such Purchase and Sales Agreement, the Purchaser acquired all of the outstanding shares of Graphic Packaging International Sweden AB (“GP-Sweden”). GP-Sweden and its subsidiaries are in the business of developing, manufacturing and selling paper and packaging boards made from recycled fiber. The Sale and Purchase Agreement specifies that the purchase price is $8.6 million and contains customary representations and warranties of the Seller. The transaction resulted in an impairment charge of $25.2 million (unaudited).

The Purchaser is affiliated with Jeffrey H. Coors, the Vice Chairman and a member of the Board of Directors of the Company. The Seller undertook the sale of GP-Sweden to the Purchaser after a thorough exploration of strategic alternatives with respect to GP-Sweden. The transactions contemplated by the Sale and Purchase Agreement were approved by the Audit Committee of the Board of Directors of the Company pursuant to its Policy Regarding Related Party Transactions and by the full Board of Directors other than Mr. Coors.

The long-lived assets of GP-Sweden comprise operations and cash flows that can be distinguished from the rest of the Company. Since these cash flows will be eliminated from ongoing operations, the results of operations were reported in discontinued operations for all periods presented.

Summarized financial information for discontinued operations is as follows:

	Year Ended December 31,
In millions, except per share amounts	2006	2005	2004

Net Sales	$99.4	$96.9	$97.1
(Loss) Income Before Income Taxes	(3.6)	0.3	2.5

GP-Sweden was included in the Paperboard Packaging segment and the Europe geographic area.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Graphic Packaging Corporation:

We have completed integrated audits of Graphic Packaging Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and shareholders’ equity present fairly, in all material respects, the financial position of Graphic Packaging Corporation and its subsidiaries at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/  PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Atlanta, Georgia
March 2, 2007, except for Note 18, for which the date is November 26, 2007